SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Lennar Corporation

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Building a Sustainable Lennar

At Lennar, sustainability is about configuring our business to remain financially strong, while employing new technologies to modernize our business practices, and adopting evermore social and environmental practices to fulfill the highest aspirations of our stakeholders. With a foundation of solid governance principles, including our continuing commitment to our core values of quality, value and integrity, we have created an environmentally conscious homebuilding strategy that focuses on inclusion and diversity, and engages and supports the communities where we do business.

We are the second largest homebuilder in the United States by deliveries, revenues and net earnings, and we build homes to last, meeting the lifestyle preferences of our customers. We include as standard in our new homes sustainable and energy efficient features, making them healthier and easier to live in than prior generations of homes. We are constantly focused on improving the future of home ownership and rental, whether through our commitment to solar energy, our strides to improve water and air quality, or our strategic investments in companies that develop energy and resource saving products. We incorporate these innovative products in new homes and help our partners bring them to market faster. By focusing broadly, we can create healthy homes and family experiences, alongside a strong bottom line, while appealing to both customers and investors who expect and demand a broader social responsibility. We are truly driving the greatest shareholder value and building a “sustainable” Lennar.

Stockholders

We are focused on creating long-term value for our stockholders through a commitment to corporate ethics, risk management, careful execution of our strategies, and investments in initiatives that are redefining the future of both Lennar and our industry.

While we are intensely focused on our core homebuilding business, we believe our technology investments represent a significant opportunity to create efficiencies in our internal operations and to reduce our costs.

Homebuyers

We are bringing the dream of homeownership to our homebuyers.

We use our size to maximize our purchasing power so we can provide our homeowners with luxury features as standard items through our Everything’s Included® approach. We also provide connected homes that are wifi guaranteed with no dead spots, and green building features that reduce energy consumption and costs.

Our investments in technology provide our homeowners with enhanced experiences, including our digitized financing process that allows homeowners to finance their homes with less paper, in less time, and with more transparency.

Environment

Our purchasing power enables us to include green features in our homes. Each new home we build is healthier and more energy efficient, and has less impact on the environment, than prior generations of homes as a result of features like:

•  Solar power that generates clean energy;

–  almost 13,000 solar power Lennar home deliveries in fiscal 2022

–  over 61,000 solar power Lennar home deliveries since 2013

•  Low-VOC paint that reduces pollution

•  WaterSense® faucets that reduce water flow without sacrificing performance

•  Low-E windows that reduce infrared and ultraviolet light coming into the home

•  Energy Star® appliances that reduce energy consumption

In addition, our home design and engineering work optimizes building materials and reduces construction waste. We are embracing green practices as we move toward a more environmentally and economically sustainable future.

Community

Giving back to the communities in which we operate, with both our time and financial support, is one of our core values.

THE LENNAR FOUNDATION

The Lennar Foundation, which was created over 30 years ago, is focused on helping people through medical research, education, jobs training, and support for vulnerable groups. Lennar contributed $1,000 per home delivered in 2022, or $66.4 million, to the Lennar Foundation.

Below are recent examples of The Lennar Foundation’s giving and support:

•  Helped build state-of-the-art outpatient hospital, “The Lennar Foundation Medical Center,” at the University of Miami

•  Supported cancer research at the Sylvester Comprehensive Cancer Center in Miami

•  Established the Lennar Foundation Cancer Center at City of Hope Orange County in Irvine, California

•  Established a college scholarship program for underserved students where each student’s full college costs, including dorm, books and meals, are paid for

•  Created a residential construction job skills training program in Miami, and expanded the program to multiple additional locations

FOCUSED ACTS OF CARING

Annually, each of Lennar’s divisions chooses a charitable organization to help by donating time and financial support.

DOLPHINS CHALLENGE CANCER

Lennar associates from across the country participate in a bike, run, and walk event. Funds raised from these efforts support the Sylvester Comprehensive Cancer Center in Miami.

Associates

We believe that everyone can succeed, no matter where you start or the path you have taken. Our associates are our most valuable asset, and we are committed to building an inclusive and diverse workforce that supports each associate’s unique journey.

TALENT

Our success starts and ends with having the best talent. We are focused on attracting, developing, engaging and retaining our associates. For example, our university talent program brings diverse college graduates and summer interns into Lennar to grow our talent pipeline.

WELL-BEING

We understand the importance of life balance and offer associates a competitive and comprehensive benefits package, including paid parental leave and resources for whole-self well-being (physical, social, and financial).

CULTURE

We believe having an inclusive work environment, where everyone has a sense of belonging, not only drives engagement but fosters innovation, which is critical to driving growth. Our “Everyone’s Included” mantra anchors our unique culture.

SAFETY

Safe work environments, through worker safety and regulatory compliance, are a priority for us. Measurements of our worker safety metrics are reviewed by our Audit Committee and Board of Directors so we can ensure that we are successfully managing and improving our safety program.

Trade Partners

We are focused on being the builder of choice for our trade partners. Our size and scale, combined with our even-flow production and Everything’s Included® platform, allow us to provide predictable, consistent work for our trade partners.

Corporate Governance

Our Board is built on a foundation of strong governance practices that promote integrity and accountability, and this guides our conduct and commitment to doing the right thing for the right reason.

Our governance practices include:

•  Majority independent directors

•  Strong independent Lead Director

•  Annual election of all directors

•  Stock ownership guidelines

•  Active stockholder engagement

•  Board oversight of risk management and cybersecurity protection

•  Executive compensation that is aligned with stockholder interests

•  Strong corporate controls

ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance to ensure they are counted.	When: Wednesday, April 12, 2023 11:00 AM Eastern Time	Where: Virtual Meeting Site: www.virtualshareholdermeeting.com/LEN2023
HOW YOU CAN VOTE

Dear Stockholder:

You are invited to attend the 2023 Annual Meeting of Stockholders of Lennar Corporation. The Annual Meeting will be held in a virtual format. To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/LEN2023 and enter the control number included in your Notice Regarding the Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.

At the Annual Meeting, you will be asked to consider the following proposals:

Proposal 1:

Elect ten directors to serve until the 2024 Annual Meeting of Stockholders.

Proposal 2:

Approve, on an advisory basis, the compensation of our named executive officers.

Proposal 3:

Approve, on an advisory basis, the frequency of the stockholder vote on the compensation of our named executive officers.

Proposal 4:

Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2023.

Proposal 5:

Vote on a stockholder proposal regarding our dual-class common stock voting structure, which we refer to as Equal Voting Rights for Each Share.

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only stockholders of record as of the close of business on February 15, 2023, may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. Even if you plan to attend the virtual Annual Meeting, please vote in advance. You can still vote your shares during the Annual Meeting if you participate electronically.

Sincerely,

Mark Sustana

Vice President, General Counsel and Secretary

March 1, 2023

Online Before the Meeting* www.proxyvote.com
Phone 1-800-690-6903
Mail Complete, sign and date your proxy/voting instruction card and mail it in the postage-paid return envelope.
Online at the Meeting* Attend the Annual Meeting virtually and follow the instructions on the website.

*  Detailed instructions for Internet voting are set forth on the Notice Regarding the Availability of Proxy Materials, which also contains instructions on how to access our proxy statement and annual report online.

We mailed a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 1, 2023.

Lennar’s proxy statement and annual report are available online at www.proxyvote.com.

This summary does not contain all the information stockholders should consider, and we encourage stockholders to read the entire proxy statement carefully.

Annual Meeting of Stockholders

When:

Wednesday, April 12, 2023

11:00 AM Eastern Time

Where:

Virtual Meeting Site:

www.virtualshareholdermeeting.com/LEN2023

The Annual Meeting will be held in a virtual format. To attend, vote, and submit questions during the Annual Meeting visit www.virtualshareholdermeeting.com/LEN2023 and enter the control number included in your Notice Regarding the Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.

Voting Matters

		For more information	Board’s recommendation

Proposal 1	To elect ten directors to serve until the 2024 Annual Meeting of Stockholders.	Page 8	FOR all nominees

Proposal 2	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “say on pay.”	Page 24	FOR

Proposal 3	To approve, on an advisory basis, the frequency of the stockholder vote on the compensation of our named executive officers, which we refer to as “say on frequency”.	Page 49	FOR every one year

Proposal 4	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2023.	Page 50	FOR

Proposal 5	To vote on a stockholder proposal regarding our dual-class common stock voting structure, which we refer to as Equal Voting Rights for Each Share.	Page 53	AGAINST

We will also transact any other business that may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

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Proxy Summary

Directors

The following table introduces our Board of Directors (“Board”) .

				Current Committee Memberships

Director Nominee	Independent	Director Since	Audit	Compensation	Nominating & Corporate Governance	Executive	Independent Directors Transactions

Amy Banse	⬛	2021		⬛	⬛

Rick Beckwitt		2018

Theron (Tig) Gilliam	⬛	2010	⬛*	⬛			⬛

Sherrill W. Hudson	⬛	2008	⬛*	⬛

Jonathan M. Jaffe		2018 (1)

Sidney Lapidus (2)	⬛	1997				⬛	⬛

Teri P. McClure	⬛	2013		⬛	⬛

Stuart Miller (3)		1990				⬛

Armando Olivera	⬛	2015	⬛*		⬛

Jeffrey Sonnenfeld	⬛	2005	⬛		⬛

Meetings in fiscal 2022			11	5	4	0	0
⬛ Chair
*	Audit committee financial expert

(1)	Mr. Jaffe also was a director from 1997-2004

(2)	Lead Director since 2005

(3)	Executive Chair since 2018

LENNAR CORPORATION  2023 PROXY STATEMENT  |  3

Proxy Summary

4  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Proxy Summary

Corporate Governance Practices

Independence

•	All non-management directors are independent

•	Independent directors meet regularly in executive session

•	All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent

Accountability

•	Annual election of all directors and majority voting in uncontested elections

•	Annual stockholder advisory vote to approve named executive officer (“NEO”) compensation

•	Compensation clawback policy

•	Annual board and committee evaluations

Board Practices

•	Corporate Governance Guidelines that are publicly available and reviewed annually

•	Balanced and diverse Board composition

•	Regular review of cybersecurity, safety and other significant risks

Ethical Practices

•	Code of Business Ethics and Conduct that is applicable to all our directors, officers, and associates

•	Ethics hotline available to all associates as well as third parties

•	Audit Committee responsible for reviewing complaints regarding financial, accounting, auditing, code of conduct, or related matters

Alignment with Stockholder Interests

•	Pay-for-performance executive compensation program

•	Robust stock ownership guidelines for directors and executive officers

•	Prohibition against director and executive officer hedging of Lennar stock

•	Prohibition against director and executive officer pledging of Lennar stock used to satisfy stock ownership guidelines

Stockholder Engagement

We regularly engage with our stockholders about our business and operations. During fiscal 2022, we spoke with stockholders representing approximately 72% of our non-affiliated outstanding shares about issues of importance to them, including our executive compensation practices and our corporate governance policies.

Performance Highlights

During fiscal 2022, Lennar achieved strong financial and operational performance, including:

REVENUE	PRETAX INCOME	HOME DELIVERIES	NEW HOME ORDERS
$33.7B ▲ 24%	$6.0B ▲ 3%	66,399 ▲ 11%	61,105 ▼ 5%

LENNAR CORPORATION  2023 PROXY STATEMENT  |  5

Proxy Summary

Compensation Practices

We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.

What we do	What we don’t do

•  Directly link pay of senior management to performance
and stockholder returns

•  Maintain a compensation clawback policy

•  Maintain robust stock ownership guidelines for executive officers and our directors

•  Require a “double-trigger” for change in control severance benefits

•  Retain an independent compensation consultant

•  No hedging by executive officers

•  No excise tax “gross-up” payments, except with respect to required HSR Act filings in connection with our equity grants and related expenses

•  No supplemental company-paid retirement benefits
designed for executive officers

•  No employment contracts with our NEOs

•  No excessive severance or change in control benefits

Compensation Highlights

Informed by feedback received during extensive outreach to stockholders, the results of the Company’s 2022 Advisory Vote on Executive Compensation, and consultations with its independent compensation advisor, the Compensation Committee approved significant changes to the fiscal 2022 executive compensation programs for each of Stuart Miller, the Company’s Executive Chairman, Rick Beckwitt, the Company’s Co-Chief Executive Officer and Co-President, and Jonathan Jaffe, the Company’s Co-Chief Executive Officer and Co-President. The table below shows the feedback received from stockholders, and the resulting changes that were made to the compensation program.

What Stockholders Said:	Action We Took:

Evaluate total executive compensation relative to peers.	Total compensation for Messrs. Miller, Beckwitt and Jaffe for fiscal 2022 was reduced approximately 11%, 12% and 12%, respectively, from total compensation for fiscal 2021.

Short-term cash incentive bonuses should be subject to a maximum annual payout cap set as a dollar amount, as opposed to the previously uncapped annual cash bonuses for fiscal 2021. The cash bonus is based on a percentage of Pretax Income, subject to a capital charge.

We added a cap to the annual cash bonus for Messrs. Miller, Beckwitt and Jaffe of $7.0 million, $6.0 million and $6.0 million, respectively.

Short-term cash incentives should be a lower percentage of total compensation, and long-term equity incentives should be a higher percentage of total compensation, as opposed to a 50/50 split, which was the split applied for fiscal 2021 for Messrs. Miller, Beckwitt and Jaffe. Stockholder suggested incentive pay mix: 30% cash / 70% equity.

With respect to Messrs. Miller, Beckwitt and Jaffe, during fiscal 2022, in connection with the decision to add a cap to, and therefore reduce, the 2022 annual cash bonus, and as part of the shift of the overall compensation mix towards equity, the incentive pay mix was adjusted mid-cycle to target approximately 20% cash and 80% equity.

The increased equity percentage provides even greater alignment with stockholders.

Long-term equity incentives should be more heavily weighted towards performance shares versus time-based shares, as opposed to a 50/50 split when granted at target, which was the split applied for fiscal 2021 for Messrs. Miller, Beckwitt and Jaffe. Stockholder suggested weighting: 40% time-based shares / 60% performance shares.

With respect to Messrs. Miller, Beckwitt and Jaffe, during fiscal 2022, the equity pay mix was adjusted mid-cycle to place more weighting on performance-based equity to achieve an approximately 65% performance-based and 35% time-based share mix. The increase in the performance share allocation provides even greater alignment with stockholders.

Performance shares target award payouts should only be provided in connection with outperformance versus peers, which provides a stronger link between executive pay and Company performance. Target should be greater than the 50th percentile relative to our peer group. The target for the fiscal 2021 grant for Messrs. Miller, Beckwitt and Jaffe was 50% relative to our peer group. Stockholder suggested target: 55th percentile.

The performance shares target award payouts for Messrs. Miller, Beckwitt and Jaffe were increased to the 60th percentile, which is a higher performance shares target than suggested by our stockholders. The increase in the performance target goals to the 60th percentile relative to those in our peer group further strengthened the alignment between executive pay and Company performance.

Our executive compensation programs are designed to reward both short-term and long-term growth in the revenues and profitability of our business, as well as total stockholder return. As shown below, the vast majority of fiscal 2022 compensation for our named executive officers was performance-based or equity-based.

6  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Proxy Summary

Consistent with our compensation objectives, our named executive officers received the following total direct compensation (base salary, annual cash incentive awards, and equity awards) for fiscal 2022:

2022 NEO COMPENSATION SUMMARY

Name	Salary ($)	Stock Awards ($)	Annual Cash Incentive Awards ($)	Total ($)

Stuart Miller	1,000,000	26,499,994	7,000,000	34,499,994
Executive Chairman

Rick Beckwitt	800,000	23,199,948	6,000,000	29,999,948
Co-Chief Executive Officer and Co-President

Jonathan M. Jaffe	800,000	23,199,948	6,000,000	29,999,948
Co-Chief Executive Officer and Co-President

Diane Bessette	750,000	2,250,595	3,000,000	6,000,595
Vice President, Chief Financial Officer and Treasurer

Jeff McCall	750,000	1,750,862	2,625,000	5,125,862
Executive Vice President

Mark Sustana	500,000	1,350,447	1,200,000	3,050,447
Vice President, General Counsel and Secretary

LENNAR CORPORATION  2023 PROXY STATEMENT  |  7

Directors are elected at each annual meeting of stockholders for a term expiring at the next annual meeting. Upon the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated Amy Banse, Rick Beckwitt, Theron I. (“Tig”) Gilliam, Sherrill W. Hudson, Jonathan M. Jaffe, Sidney Lapidus, Teri P. McClure, Stuart Miller, Armando Olivera and Jeffrey Sonnenfeld for re-election, each for a term that will expire at the next annual meeting of stockholders. Each nominee has consented to serve if elected.

Our Board is responsible for overseeing the management of our business. We believe that each of our director nominees possesses the necessary experience, skills, and qualities to fully perform the duties of a director and to contribute to Lennar’s success. In addition, we believe each of our director nominees possesses outstanding personal integrity and interpersonal and communication skills, is highly accomplished professionally, has an understanding of the interests and issues that are important to our stockholders, and is able to dedicate sufficient time to fulfilling the obligations of a director. Each director nominee’s principal occupation and other pertinent information about each director nominee’s experience, qualifications, attributes, and skills that led the Board to conclude that these individuals should serve as directors follows below.

We keep our non-management directors informed of our business at meetings and through reports and analyses presented to the Board or to committees of the Board. Regular communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Among other things, from time to time, the Board schedules calls with senior management to discuss the Company’s business strategies.

8  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Proposal 1: Election of Directors  Nominees for Election

Nominees for Election

Amy Banse Age: 63 Director Since: 2021 Independent	Committees • Compensation • Nominating and Corporate Governance

Professional Experience

Ms. Banse is a Venture Partner with Mastry, an early stage venture capital fund. Ms. Banse previously served as executive vice president, Comcast Corporation, a global media and technology company, and as managing director and head of funds at Comcast Ventures LLC from August 2011 to September 2020. Under her leadership, Comcast Ventures grew the size and diversity of its portfolio, making it one of the country’s most active corporate venture arms, investing in early-and later-stage companies across a wide spectrum of industries, including commerce, digital media, cybersecurity, SaaS, enterprise, and autonomous vehicles. From 2005 to 2011, Ms. Banse was senior vice president, Comcast Corporation and president, Comcast Interactive Media, a division of Comcast responsible for developing online strategy and operating the company’s digital properties. In this role, she drove the acquisition of a number of digital properties, including Fandango, and, together with her team, oversaw the development of Xfinity TV. During her tenure at Comcast beginning in 1991, Ms. Banse held various positions at the company, including content development, programming investments and overseeing the development and acquisition of Comcast’s cable network portfolio. Earlier in her career, Ms. Banse was an associate at Drinker, Biddle & Reath LLP.

Qualifications

The Board nominated Ms. Banse to serve as a director because of her experience with digital media and technology, her strategic and financial expertise, and her executive leadership experience.

Other Boards • Adobe, Inc. • On Holding AG • The Clorox Company

Rick Beckwitt Age: 63 Director Since: 2018	Committees • None

Professional Experience

Mr. Beckwitt has served as our Co-Chief Executive Officer and Co-President since November 2020, and, prior to that, our Chief Executive Officer from April 2018 to November 2020. Before that time, Mr. Beckwitt served as our President from April 2011 to April 2018, and our Executive Vice President from 2006 to 2011.

Qualifications

The Board nominated Mr. Beckwitt to serve as a director because he has extensive knowledge of the homebuilding industry and our Company’s operations and strategic plans.

Other Boards • Eagle Materials Inc. • previously, Five Point Holdings, LLC

LENNAR CORPORATION  2023 PROXY STATEMENT  |  9

Proposal 1: Election of Directors  Nominees for Election

Tig Gilliam Age: 58 Director Since: 2010 Independent	Committees • Audit (financial expert) • Compensation • Independent Directors Transactions

Professional Experience

Mr. Gilliam has served as Chief Executive Officer of NES Fircroft (formerly known as NES Global Talent), a global talent solutions company, since November 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP, a private equity firm, from November 2013 to November 2014, and the Regional Head of North America and member of the Executive Committee at Addeco Group SA, a human resources, temporary staffing, and recruiting firm, from March 2007 until July 2012. From 2002 until he joined Addeco, Mr. Gilliam was with International Business Machines (“IBM”), serving, among other things, as the Global Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam was a partner with PricewaterhouseCoopers Consulting until it was acquired by IBM in October 2002.

Qualifications

The Board nominated Mr. Gilliam to serve as a director because of his expertise in matters related to supply chain management and human resources.

Other Boards • GMS, Inc.

Sherrill W. Hudson Age: 80 Director Since: 2008 Independent	Committees • Audit (chair, financial expert) • Compensation

Professional Experience

Mr. Hudson served on the Board of TECO Energy, Inc., an energy-related holding company, from January 2003 until July 2016. Previously, Mr. Hudson was Executive Chairman of TECO Energy from August 2010 to December 2012, and Chairman and Chief Executive Officer of TECO Energy from 2004 until August 2010. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants.

Qualifications

The Board nominated Mr. Hudson to serve as a director because of his extensive knowledge of accounting and his management experience.

Other Boards • CBIZ, Inc. • United Insurance Holdings Corp.

10  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Proposal 1: Election of Directors  Nominees for Election

Jonathan M. Jaffe Age: 63 Director Since: 2018 (also a director from 1997 to 2004)	Committees • None

Professional Experience

Mr. Jaffe has served as our Co-Chief Executive Officer and Co-President since November 2020, and, prior to that, served as our President from April 2018 to November 2020. Mr. Jaffe served as our Chief Operating Officer from December 2004 to January 2019, and he continues to have responsibility for the Company’s operations nationally. Previously, Mr. Jaffe served as Vice President of Lennar from 1994 to April 2018, and prior to then, he served as a Regional President in our Homebuilding operations.

Qualifications

The Board nominated Mr. Jaffe to serve as a director because he has extensive knowledge of the homebuilding industry and our Company’s operations and strategic plans.

Other Boards • Opendoor Technologies Inc. • previously, Five Point Holdings, LLC

Sidney Lapidus Age: 85 Director Since: 1997 Lead Director Since: 2005 Independent	Committees • Independent Directors Transactions (chair) • Executive

Professional Experience

Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, where he was employed from 1967 until his retirement in 2007.

Qualifications

The Board nominated Mr. Lapidus to serve as a director because of the extensive knowledge of business enterprises (including homebuilding companies) and corporate governance he gained as a partner in a private equity investment firm and as a director of a number of publicly- and privately-owned companies.

Other Boards • Mr. Lapidus serves on the boards of a number of non-profit organizations • previously, Knoll, Inc.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  11

Proposal 1: Election of Directors  Nominees for Election

Teri P. McClure Age: 59 Director Since: 2013 Independent	Committees • Compensation (chair) • Nominating and Corporate Governance

Professional Experience

From 1995 until her retirement in 2019, Ms. McClure worked at United Parcel Service (“UPS”), serving most recently as Chief Human Resources Officer and Senior Vice President, Labor. Ms. McClure has served in various positions at UPS, including Chief Legal, Communications and Compliance Officer, and, prior to that, Senior Vice President of Legal, Compliance and Public Affairs, General Counsel and Corporate Secretary. Before joining UPS, Ms. McClure practiced with the Troutman Sanders law firm in Atlanta.

Qualifications

The Board nominated Ms. McClure to serve as a director because of her long tenure as a senior executive of a Fortune 100 company, strong operational capabilities and broad business experience.

Other Boards • Fluor Corporation • GMS Inc. • JetBlue Airways Corporation

Stuart Miller Age: 65 Director Since: 1990 Executive Chairman Since: 2018	Committees • Executive

Professional Experience

Mr. Miller has served as our Executive Chairman since April 2018. Before that time, Mr. Miller served as our Chief Executive Officer from 1997 to April 2018 and our President from 1997 to April 2011. Before 1997, Mr. Miller held various executive positions with us.

Qualifications

The Board nominated Mr. Miller to serve as a director because he has extensive knowledge of the homebuilding industry, he has been in executive leadership positions at the Company for decades and he is able to define the Company’s strategy and future priorities.

Other Boards • Doma Holdings, Inc. • Five Point Holdings, LLC

12  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Proposal 1: Election of Directors  Nominees for Election

Armando Olivera Age: 73 Director Since: 2015 Independent	Committees • Audit (financial expert) • Nominating and Corporate Governance

Professional Experience

Mr. Olivera was President of Florida Power & Light Company (“FPL”), a subsidiary of NextEra Energy, Inc. and one of the largest investor-owned electric utilities in the United States, from June 2003, and Chief Executive Officer from July 2008, until his retirement in May 2012. Mr. Olivera joined FPL in 1972. Prior to his 2003 appointment as President, Mr. Olivera served in a variety of management positions with FPL, including Vice President of Planning and Budgets, Vice President of Construction Services, System Operations and Distribution and Senior Vice President of System Operations. From 2012 to 2015, Mr. Olivera served as a Senior Advisor to Britton Hill Partners, a private equity firm. Mr. Olivera has been a Senior Advisor to Ridge-Lane Limited Partners, a strategic advisory firm, since 2017 and a Venture Partner in the Ridge-Lane Sustainability Practice from 2018 to 2021.

Qualifications

The Board nominated Mr. Olivera to serve as a director because of his experience and understanding of operations and finance as well as his strong business leadership skills.

Other Boards • Consolidated Edison, Inc. • Fluor Corporation

LENNAR CORPORATION  2023 PROXY STATEMENT  |  13

Proposal 1: Election of Directors  Nominees for Election

Jeffrey Sonnenfeld Age: 68 Director Since: 2005 Independent	Committees • Audit • Nominating and Corporate Governance (chair)

Professional Experience

Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management at the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, the world’s first “CEO College,” and he has served as its President since that time. Previously, Mr. Sonnenfeld spent ten years as a professor at the Harvard Business School. Recently, Mr. Sonnenfeld was named by Business Week as one of the world’s “ten most influential business school professors.” He has chaired several blue ribbon commissions for the National Association of Corporate Directors, and the NACD’s Directorship magazine recently named him one of the “100 most influential figures in governance.” He was awarded the Ellis Island Medal in 2018 by the US Ellis Island Foundation, and awarded many scholarly honors for the impact of his many research articles on leadership and governance matters. In addition to his post as a regular commentator for CNBC, he is a columnist for Fortune, a regular commentator on PBS’s “Nightly Business Report,” and a frequently cited management expert in the global media. Mr. Sonnenfeld’s columns also regularly appear in The Wall Street Journal, Forbes, The Washington Post, Politico, and the New York Times.

Qualifications

The Board nominated Mr. Sonnenfeld to serve as a director because of his business acumen and experience, as well as his exceptional work in the areas of corporate governance and leadership development as President of the Chief Executive Leadership Institute of Yale University.

Other Boards • IEX Group Investors Exchange • Atlas Merchant Capital

14  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Board Independence

Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us.

The Board reviewed director independence in January 2023 and determined that each of Ms. Banse, Mr. Gilliam, Mr. Hudson, Mr. Lapidus, Ms. McClure, Mr. Olivera and Mr. Sonnenfeld is “independent” under the NYSE corporate governance listing standards and the director independence standards set forth in our Corporate Governance Guidelines, which are consistent with the NYSE standards. After considering any relevant transactions or relationships between each director or any of his or her family members on one side, and the Company, our senior management or our independent registered public accounting firm on the other side, the Board of Directors has affirmatively determined that none of the independent directors has a material relationship with us (either directly, or as a partner, significant stockholder, officer or affiliate of an organization that has a material relationship with us), other than as a member of our Board. In determining whether Mr. Gilliam is independent, the Board viewed Mr. Gilliam’s position as a director of a company that supplies drywall to Lennar as not impairing his independence. The Board also considered that NES Fircroft, where Mr. Gilliam is Chief Executive Officer, and Generation Brands, from which Lennar purchases lighting products, are both subsidiaries of AEA Investors LP, of which Mr. Gilliam was a Managing Director and Operating Partner from November 2013 to November 2014, but did not view these relationships as impairing Mr. Gilliam’s independence. In determining whether Ms. McClure is independent, the Board viewed Ms. McClure’s position as a director of a company that supplies drywall to Lennar as not impairing her independence. In determining whether Ms. Banse is independent, the Board viewed Ms. Banse’s position as an outside advisor to, and limited partner in, a third-party fund in which a Lennar subsidiary has an investment as not impairing her independence.

Board Leadership Structure

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings and presides at all meetings of our independent directors. The Lead Director’s additional duties, which are listed in our By-Laws, include:

•	at the request of the Board of Directors, presiding over meetings of stockholders;

•	conveying recommendations of the independent directors to the full Board; and

•	serving as a liaison between the Board and management.

Our Board believes that having an Executive Chairman and an independent Lead Director, each with distinct responsibilities, works well for us because all but three of our directors (our Executive Chairman and each of our Co-CEOs) are independent, and our Lead Director can cause the independent directors to meet at any time. Therefore, the Lead Director can at any time bring to the attention of a majority of the directors any matters he thinks should be addressed by the Board.

Filling Seats on the Board

The NCG Committee endeavors to create a Board with a diversity of backgrounds and a variety of life experiences, made up of individuals with a history of conducting their personal and professional affairs with the utmost integrity and consistent with the highest ethical standards. Beyond those threshold requirements, the NCG Committee and the Board of Directors have determined that a Lennar director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend Lennar’s strategic goals and to help guide management to accomplish those goals;

•	Time available to participate in person in Board and committee meetings and to be present at annual meetings of stockholders;

•

Willingness to demand that officers and associates conduct themselves, and require all individuals they supervise to conduct themselves, at all times in an honest and ethical manner in all their dealings on behalf of the Company; and

•

Knowledge of, and experience with regard to, at least some of the following: (i) real estate properties and real estate-related loans and securities, including any lending and financing activities; (ii) public company regulations imposed by the SEC and the NYSE, among others; (iii) portfolio and risk management; (iv) the major geographic locations within which the Company operates; (v) sound business practices; and (vi) accounting and financial reporting.

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Corporate Governance  Board Committees

The NCG Committee will consider possible candidates for nomination as directors suggested by management, by directors, and by stockholders. If a stockholder wishes to recommend a potential nominee for director, the stockholder should submit a recommendation in writing to the NCG Committee at the address set forth under “Corporate Governance — Communication with the Board of Directors” containing: the recommending stockholder’s name and contact information; the candidate’s name and contact information; a description of the candidate’s background and qualifications; the reasons why the recommending stockholder believes the candidate would be well suited for the Board; a written statement by the candidate that the candidate is willing and able to serve on the Board; a written statement by the recommending stockholder that the candidate meets the criteria established by the Board; any information relevant to a determination of whether the candidate can be considered an independent director; any business or personal relationship of the candidate with the recommending stockholder; any arrangements between the candidate and anyone other than the Company to compensate the candidate for seeking election to the Board or serving on the Board; and a brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

The NCG Committee will evaluate the suitability of potential candidates recommended by stockholders in the same manner as it evaluates all other candidates. When deciding whether to recommend that the Board of Directors nominate a candidate who has been presented by a stockholder, the NCG Committee will consider, among other things, the candidate’s background and qualifications and whether it is appropriate to add another director to the Board. The NCG Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate.

Board Committees

The Board has five standing committees: the Audit, Compensation, NCG, Executive, and Independent Directors Transactions Committees. The charters of each of the Audit Committee, the Compensation Committee, and the NCG Committee setting forth the committees’ respective responsibilities can be found in the Investor Relations—Governance section of our website at www.lennar.com. Those charters also are available in print to any stockholder who requests them through our Investor Relations department. We periodically review and revise the committee charters. The Audit Committee and the Compensation Committee charters were most recently revised on June 26, 2019, and the NCG Committee charter was most recently revised on June 22, 2022. Only independent directors may serve on any of our committees, except the Executive Committee.

Chair: Sherrill Hudson Members: Tig Gilliam Armando Olivera Jeffrey Sonnenfeld	Audit Committee

THE AUDIT COMMITTEE IS RESPONSIBLE FOR:

•  selecting and overseeing the engagement of our independent auditors;

•  pre-approving all audit and non-audit services provided by our independent auditors;

•  reviewing reports regarding our internal control environment, systems, and performance;

•  overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•  discussing and reviewing our policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes; and

•  overseeing cybersecurity matters, including response planning, disaster recovery and business continuity considerations.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the NYSE’s corporate governance listing standards and the independence standards for audit committee members required by the SEC, and that each member is financially literate, knowledgeable, and qualified to review financial statements. In addition, the Board of Directors has determined that each of Mr. Gilliam, Mr. Hudson, and Mr. Olivera meets the requirements of an audit committee financial expert under SEC rules.

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Corporate Governance  Board Committees

Chair: Teri P. McClure Members: Amy Banse Tig Gilliam Sherrill Hudson	Compensation Committee

THE COMPENSATION COMMITTEE IS RESPONSIBLE FOR:

•  designing our executive compensation philosophy, policies, and plans;

•  establishing executive salaries, targets, and performance goals for annual incentive awards and certifying that the goals have been attained;

•  establishing terms of equity awards and other forms of compensation for our senior executives and our directors;

•  administering our 2016 Equity Incentive Plan, as amended and restated (the “2016 Equity Plan”);

•  reviewing the results of the annual advisory stockholder vote on executive compensation and considering whether to recommend adjustments to Lennar’s executive compensation policies and plans as a result of such votes; and

•  overseeing the Company’s human capital management.

The Compensation Committee has the authority to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate to assist the committee in fulfilling its duties and responsibilities. For more information on outside advisors, see the Compensation Discussion and Analysis section of this proxy statement, which begins on page 25.

The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements under the NYSE’s corporate governance listing standards and meets the independence standards for compensation committee members required by the SEC.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee during fiscal 2022 was, or ever has been, an officer or employee of the Company. There were no transactions between Lennar and any of the directors who served as members of the Compensation Committee for any part of fiscal year 2022 that would require disclosure by Lennar under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Chair: Jeffrey Sonnenfeld Members: Amy Banse Teri P. McClure Armando Olivera	Nominating and Corporate Governance Committee

THE NCG COMMITTEE IS RESPONSIBLE FOR:

•  soliciting, considering, recommending, and nominating candidates to serve on the Board under criteria adopted by it from time to time;

•  advising the Board with respect to Board and Committee composition;

•  reviewing and recommending changes to our Corporate Governance Guidelines;

•  overseeing periodic evaluations of the Board and the committees;

•  overseeing the Company’s environmental, social and governance efforts and progress; and

•  reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance.

The Board of Directors has determined that each member of the NCG Committee meets the independence requirements under the NYSE’s corporate governance standards.

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Corporate Governance  Risk Management

Chair: Sidney Lapidus Member: Tig Gilliam	Independent Directors Transactions Committee

As permitted by our By-Laws, our Board of Directors has established this committee with the authority to approve certain transactions between Lennar and Five Point Holdings, LLC (in which we own a substantial minority interest), and to review and make recommendations to the Board with respect to other matters referred to it by the Board.

Members: Sidney Lapidus Stuart Miller	Executive Committee

As permitted by our By-Laws, our Board has established this committee with the authority to act on behalf of the Board, except as that power is limited by the corporate laws of the State of Delaware or by our Board.

Risk Management

Board Role in Management of Risk

Our Board is actively involved in the oversight and management of risks that could affect Lennar. Management, in consultation with the Board, identifies areas of risk that particularly affect us. Senior members of our management team report to the Board on each of those areas of risk on a rotating basis at the regularly-scheduled quarterly Board meetings. The areas of risk reported to the Board change from time to time based on business conditions, the advice of outside advisors, and a review of risks identified by our competitors in their public filings. Currently, the risk areas reported on to our Board on a regular basis relate to housing inventory and land supply, construction costs and homebuilding overhead, construction quality and warranty, our multifamily business, our financial services business, associate retention and human resources, legal (including regulatory and compliance issues), natural disasters and information technology (including cybersecurity), taxation and strategic investments.

Our Board of Directors also asks for and receives reports on other risks that affect the Company after review of business presentations made during regular Board meetings. In addition, one of the responsibilities of our Audit Committee is to discuss and review policies with respect to risk assessment and risk management, including guidelines and policies governing our risk assessment and risk management processes.

Compensation-Related Risks

In 2022, as part of our risk management process, we conducted a comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive compensation. In evaluating our compensation components, we identified risk-limiting characteristics including the following:

•	We conduct an annual comprehensive analysis of peer group compensation and refer to broader market-based benchmarking studies to evaluate how our compensation program compares.

•	A high percentage of our overall pay mix to senior management and key associates is equity-based, which creates an incentive to generate long-term appreciation of stockholder value.

•	The Compensation Committee may use negative discretion to adjust annual incentive compensation downward when warranted.

•

Service-based equity awards granted to our executive officers vest over a three-year period, and performance-based equity awards granted to our executive officers vest after a three-year performance period, which mitigates the risk of excessive focus on short-term returns.

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Corporate Governance  Corporate Governance Documents

•	We have a compensation clawback policy that may be triggered in the event of a restatement of financial results.

•

Our stock ownership guidelines require executive officers to hold a meaningful amount of Lennar stock, which mitigates the risk of excessive focus on short-term returns and aligns the interests of those executives with the interests of stockholders.

Cybersecurity Risks

Cybersecurity is an integral part of risk management at our Company. Our Audit Committee is responsible for the oversight of cybersecurity risks, and receives a cybersecurity report from management at least quarterly, and more often as needed. The report includes information regarding the nature of threats, defense and detection capabilities, incident response plans and associate training activities. In the last three years, we have not had a significant cybersecurity breach or attack that had a material impact on our business or results of operations.

The Company’s cybersecurity program is periodically assessed by an independent third party. We utilize information technology security experts to assist us in our evaluations of the effectiveness of the security of our information technology systems, and we regularly enhance our security measures to protect our systems and data. We use various encryption, tokenization and authentication technologies to mitigate cybersecurity risks and have increased our monitoring capabilities to enhance early detection and rapid response to potential cyber threats. We provide cybersecurity awareness training of threats to associates at least annually and routinely deploy simulated phishing tests to increase security awareness.

Corporate Governance Documents

Our Corporate Governance Guidelines describe our practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director qualifications, director responsibilities, management succession, director compensation, and independence standards.

Our Code of Business Ethics and Conduct, which is applicable to all our directors, officers, and associates, promotes our commitment to high standards for ethical business practices. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, fair dealing, confidential information, and insider trading, and confirms our intention to conduct our business with the highest level of integrity. It states that our reputation for integrity is one of our most valuable assets, and that each director, officer, and associate is expected to contribute to the care and preservation of that asset.

Our Corporate Governance Guidelines and our Code of Business Ethics and Conduct are both available on our website, www.lennar.com, in the Investor Relations—Governance section.

Meetings

Our Board normally meets quarterly, but holds additional meetings as required. In connection with regularly-scheduled Board meetings, our independent directors periodically meet in executive session without our non-independent directors and management.

Our Corporate Governance Guidelines require every director to attend substantially all meetings of the Board and of the committees on which they serve. During fiscal 2022, the Board met four times. Each director attended at least 75% of the total number of Board meetings and applicable committee meetings held while that director was serving on our Board. We encourage directors and nominees for election as directors to attend the annual meeting of stockholders. All members of our Board who were serving at the time of the 2022 annual meeting of stockholders attended the virtual meeting.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with our Board, a committee of the Board, the independent directors as a group, or any individual director by sending an e-mail to feedback@lennar.com. These communications will automatically be submitted to our Lead Director, who will distribute them as appropriate.

In addition, anyone who wishes to communicate with our Board, a committee of the Board, the independent directors as a group, or any individual director, may send correspondence to the Office of the General Counsel at Lennar Corporation, 5505 Blue Lagoon Drive, Miami, Florida 33126. The General Counsel will compile and submit on a periodic basis all stockholder correspondence as addressed. Items that are unrelated to the duties and responsibilities of the Board, such as business solicitation or advertisements, junk mail or mass mailings, resumes or other job-related inquiries, and spam, will not be forwarded.

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Corporate Governance  Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

All “related person transactions” (as defined by SEC rules) must be approved by our Audit Committee. Directors must recuse themselves from any discussion or decision affecting their personal, business, or professional interests.

Current SEC rules require disclosure of any transaction, arrangement, or relationship in which (i) Lennar or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000, and (iii) any executive officer, director, director nominee, beneficial owner of more than 5% of Lennar’s common stock, or any immediate family member of any such person, has or will have a direct or indirect material interest. Except as described below, since December 1, 2021, we have not had any such transactions, arrangements, or relationships.

In February 2015, Mr. Miller, our Executive Chairman, entered into a Time-Sharing Agreement with one of our subsidiaries that provides that Mr. Miller can sub-lease aircraft leased by that subsidiary for non-business or personal business purposes. Under the Time-Sharing Agreement, Mr. Miller pays the subsidiary, out of a prepayment fund established under the terms of the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights Mr. Miller may schedule, and the Time-Sharing Agreement specifically provides that Lennar’s prior planned use of the aircraft takes precedence over Mr. Miller’s use. Mr. Miller paid our subsidiary $474,000 (calculated in accordance with Federal Aviation Administration regulations) for his personal use of the aircraft during fiscal 2022.

Mr. Beckwitt and Mr. Jaffe, our Co-CEOs, also entered into Time-Sharing Agreements with our subsidiary that have essentially the same terms as Mr. Miller’s agreement, including (for each executive) the establishment of a prepayment fund for the cost of each flight. Mr. Beckwitt paid our subsidiary $456,000 under his February 2015 agreement for his personal use of the aircraft during fiscal 2022. Mr. Jaffe paid our subsidiary $410,000 under his October 2017 agreement for his personal use of the aircraft during fiscal 2022.

Occasionally, a spouse or other guest may accompany Mr. Miller, Mr. Beckwitt, or Mr. Jaffe when they are using corporate aircraft for business travel and additional seating is available. As there is no incremental cost to Lennar for an additional passenger accompanying an executive on a flight, no amount has been included in the Summary Compensation Table to reflect that usage. However, due to special tax rules regarding personal use of business aircraft, Mr. Miller, Mr. Beckwitt, or Mr. Jaffe may be treated as receiving taxable income when a spouse or guest accompanies one of them on a business trip.

In April 2019, Jeffrey Miller, Stuart Miller’s brother, entered into an agreement with one of our subsidiaries that provides that Jeffrey Miller can sub-lease an aircraft leased by that subsidiary for personal purposes. The arrangement helps to offset the cost of the aircraft when it is not being used by Lennar. Lennar retains sole discretion to determine what flights may be scheduled. Jeffrey Miller pays for use of the aircraft based on a fee structure similar to that used by third-party charter companies. Jeffrey Miller did not use the aircraft in fiscal 2022, and therefore did not make any payments for his use of the aircraft during fiscal 2022.

Jack Beckwitt, Mr. Beckwitt’s son, is employed by Lennar as a Senior Land Acquisition Manager. For fiscal 2022, Jack Beckwitt received a salary of $117,000, a cash bonus of $81,200, and other benefits totaling approximately $6,000 (including matching contributions to his 401(k) plan).

Brad Miller, Mr. Miller’s son, is employed by Lennar as a Director of Land Acquisitions. For fiscal 2022, Brad Miller received a salary of $173,000, a cash bonus of $130,000, a grant of restricted Class A common stock with a value of $55,000, and other benefits totaling approximately $14,000 (including matching contributions to his 401(k) plan and a car allowance).

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Corporate Governance  Director Compensation

Director Compensation

We maintain a compensation program for the non-management directors of the Board. Directors who are associates do not receive any additional compensation for their services as directors of the Company. In fiscal 2022, our compensation program for the non-management directors consisted of the following types and levels of compensation:

Type of pay	Amount ($)	Form

Annual Equity Grant (1)	$135,000	Shares of Class A common stock

Annual Retainer	$140,000	50% in cash, and 50% in shares of Class A common stock

Audit Committee Members	$25,000	Cash

Audit Committee Chair	$30,000	Cash

Compensation Committee Members	$15,000	Cash

Compensation Committee Chair	$20,000	Cash

NCG Committee Members	$10,000	Cash

NCG Committee Chair	$20,000	Cash

Lead Director	$75,000	Cash

(1)	Share value of $135,000 is based on the closing price of the stock on the date of grant, April 12, 2022 ($76.51).

Annual Equity Grant

At the time of each annual meeting, each non-management director receives a grant of shares of our Class A common stock. Directors are permitted to sell 50% of that stock at any time, but must hold the remaining stock until the second anniversary of the grant date.

Retainer and Committee Fees Paid in Cash

Fifty percent of the annual retainer, and the committee fees and lead director fee, are paid in quarterly cash installments. Non-management directors are also reimbursed for incidental expenses arising from their attendance at Board meetings and committee meetings.

Compensation Deferral

A director may elect to defer payment of both the cash and stock portion of the annual retainer and committee and lead director fees until the year the director ceases to serve on our Board or the director’s death. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred retainer and fees is credited to the director’s deferred compensation account each quarter. These phantom shares accrue dividend-equivalents, which are credited to the director’s account and treated as though they were used to purchase additional shares of Class A common stock.

When a director’s deferred compensation account terminates, the director will receive cash equal to the value of the number of phantom shares of Class A common stock and, if applicable, any, phantom shares of Class B common stock credited to the director’s account. That value is determined by multiplying the number of phantom shares by the closing price of the applicable common stock on either the date of the director’s death or a specified date during the year of the director’s separation from service.

Steve Gerard, a member of the Board since 2000, participated in the deferred compensation program until his death in April 2022. On April 12, 2022, the date of Mr. Gerard’s death, he had 49,755 phantom shares of Class A common stock and 388 phantom shares of Class B common stock in his deferred compensation account. On that date, the closing price of the Company’s Class A common stock and Class B common stock was $76.51 and $65.41, respectively. As a result, the Company paid $3,832,157 to settle Mr. Gerard’s deferred compensation account.

For fiscal 2022, each of Messrs. Hudson, Lapidus, Olivera and Sonnenfeld elected to defer payment of both the cash and stock portions of their fees. During September 2021, Mr. Gilliam elected to terminate his participation in the deferred compensation program with respect to the cash portion of his Board and Committee fees, which termination was effective during the second quarter of fiscal 2022. Ms. McClure participated in the deferred compensation program until her termination in the program became effective in the second quarter of fiscal 2021.The table below sets forth the aggregate number of phantom shares of Class A common stock held by such directors in their respective deferred compensation accounts at November 30, 2022.

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Corporate Governance  Director Compensation

Name	Aggregate Number of Class A Shares of Phantom Stock Held in Deferred Compensation Account at November 30, 2022

Tig Gilliam	39,147

Sherrill W. Hudson	62,156

Sidney Lapidus	60,426

Teri P. McClure (1)	21,273

Armando Olivera	21,850

Jeffrey Sonnenfeld	53,526

(1)	The shares of phantom stock are shares that Ms. McClure received prior to terminating the deferral election.

The following table sets forth information regarding the compensation of our non-management directors for fiscal 2022. Messrs. Miller, Beckwitt and Jaffe are omitted from the table as they do not receive any additional compensation for their service as directors. Compensation for these three executives is described in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 25.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Amy Banse	95,000	204,759	164	299,923
Steven L. Gerard (4)	57,500	34,931	17,254	109,685
Tig Gilliam	110,000	204,964	54,966	369,930
Sherrill W. Hudson	115,000	204,964	85,332	405,296
Sidney Lapidus	145,000	204,964	83,177	433,141
Teri P. McClure	98,750	204,759	30,681	334,190
Armando Olivera	105,000	204,964	29,578	339,542
Jeffrey Sonnenfeld	108,750	204,964	72,818	386,532

(1)

Each of Messrs. Hudson, Lapidus, Olivera and Sonnenfeld decided to defer 100% of both the cash and stock portions of their annual retainer and committee fees. These amounts were credited in the form of phantom shares of Class A common stock to the directors’ respective deferred compensation accounts. Mr. Gilliam elected to terminate his participation in the deferred compensation program with respect to the cash portion of his Board and Committee fees, which termination became effective during the second quarter of fiscal 2022.

Name	Deferred Cash Fees ($)	Deferred Stock Awards ($)	Phantom Shares Credited to Account
Tig Gilliam	27,500	70,000	1,144
Sherrill W. Hudson	115,000	70,000	2,215
Sidney Lapidus	145,000	70,000	2,574
Armando Olivera	105,000	70,000	2,096
Jeffrey Sonnenfeld	108,750	70,000	2,146

(2)

Amount reflects (i) 50% of the annual retainer fee, payable in shares of Class A common stock, and (ii) the fair market value of the 1,764 shares of Class A common stock that constitute the annual equity grant. The annual equity grant award was made on April 12, 2022, to each of Ms. Banse, Mr. Gilliam, Mr. Hudson, Mr. Lapidus, Ms. McClure, Mr. Olivera, and Mr. Sonnenfeld and had a grant date fair value of $76.51 per share. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period.

(3)

With respect to Ms. Banse, the amount reflects cash in lieu of fractional shares relating to the quarterly annual retainer fees paid in stock. With respect to Mr. Gerard and Ms. McClure, the amount includes both cash in lieu of fractional shares relating to the quarterly annual retainer fee paid in stock, and dividend equivalents payable on phantom shares held in each of Mr. Gerard’s and Ms. McClure’s deferred compensation account that were received prior to termination of the deferral election. With respect to Messrs. Gilliam, Hudson, Lapidus, Olivera and Sonnenfeld, the amounts include dividend-equivalents payable on phantom shares held in the directors’ respective deferred compensation accounts. Deferred dividend equivalents are credited to the applicable director’s deferred compensation account in the form of additional phantom shares, calculated at the fair market value of a share of our Class A common stock on the dividend record dates. The table below sets forth the phantom shares credited to each participating director’s account from deferred dividend equivalents for fiscal 2022.

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Corporate Governance  Director Compensation

Name	Dividends Deferred ($)	Phantom Shares Credited to Account for Deferred Dividends
Steven L. Gerard	17,185	188
Tig Gilliam	54,966	686
Sherrill W. Hudson	85,332	1,065
Sidney Lapidus	83,177	1,038
Teri McClure	30,516	381
Armando Olivera	29,578	370
Jeffrey Sonnenfeld	72,818	909

(4)	Mr. Gerard received a prorated amount of deferred compensation for his period of service as a director during the year.

Stock Ownership Requirements

Our Board has adopted stock ownership guidelines establishing minimum equity ownership requirements for members of our Board. The purpose of the guidelines is to align the interests of directors with the interests of stockholders and to further promote our commitment to sound corporate governance. Under our stock ownership guidelines, a director is expected to own, by a date not later than five years after being elected as a director, shares of our common stock with a value equal to five times the annual director retainer. All of our directors are in compliance with these requirements.

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Every year, we give our stockholders the opportunity to vote, on a non-binding basis, on whether they approve the compensation of our named executive officers. This vote is often referred to as “say on pay.” At the 2023 Annual Meeting, we will ask our stockholders to vote, on an advisory basis, on the fiscal 2022 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”) that follows this proposal.

We encourage you to review the CD&A, the compensation tables, and the related narrative disclosures. We believe Lennar’s success is attributable in substantial part to our talented and committed executives. Therefore, the compensation of our NEOs is designed to help us continue to retain, motivate, and recruit high-quality, experienced executives who can help us achieve our short-term and long-term corporate goals and strategies.

We believe our executive compensation program strikes an appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating value for our stockholders. As explained in the CD&A, we seek this balance by using a mix of short-term and long-term compensation components—both fixed and variable—and basing a meaningful percentage of the compensation of our named executive officers on Lennar’s financial performance and stockholder return. Further, we maintain strong corporate governance practices regarding executive compensation, including robust stock ownership guidelines and a compensation clawback policy, to promote continued alignment of our executives’ interests with those of our stockholders and to discourage excessive risk- taking to achieve short-term gains.

We are requesting that our stockholders approve the following resolution:

RESOLVED, that the stockholders of Lennar Corporation approve, on a non-binding, advisory basis, the compensation of Lennar’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosures regarding such compensation, and the accompanying narrative disclosures, set forth in Lennar’s 2023 Annual Meeting proxy statement.

Although this say on pay vote is non-binding, the Board and the Compensation Committee will review the results of the vote and consider those results when determining future executive compensation arrangements.

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This Compensation Discussion and Analysis describes our compensation philosophy, policies, and plans, as well as our compensation-setting process and the 2022 compensation of our named executive officers, or NEOs. In addition, we explain why we believe that our executive compensation program is in the best interests of Lennar and you, our stockholders.

For fiscal 2022, our named executive officers (“NEOs”) were:

Stuart Miller Executive Chairman	Rick Beckwitt Co-Chief Executive Officer and Co-President	Jonathan M. Jaffe Co-Chief Executive Officer and Co-President	Diane Bessette Vice President, Chief Financial Officer and Treasurer	Jeff McCall Executive Vice President	Mark Sustana Vice President, General Counsel and Secretary

EXECUTIVE SUMMARY	25	2019 Performance Shares – Results	38
Our Compensation Practices	29	Other Benefits	39
Roles and Responsibilities with Regard to Compensation	30	Change in Control Effects	39
Use of Market Data	31	Other Compensation Practices	39
2022 Compensation Decisions	32

Executive Summary

Stockholder Engagement and the Say on Pay Vote

The Compensation Committee and full Board take the outcome of the Say on Pay vote seriously and are focused on gathering and responding to our stockholders’ feedback regarding the Company’s executive compensation programs. As part of its compensation- setting process, the Compensation Committee considers the results of the stockholder advisory vote on our executive compensation from the prior year. Approximately 63% of the votes cast at our 2022 Annual Meeting were voted in favor of our executive compensation, as compared to approximately 84% the prior year.

Our Say on Pay vote received a lower than expected vote at the 2022 Annual Meeting. In response, the Compensation Committee made significant changes to our executive compensation program and remains committed to understanding and being responsive to stockholder sentiment. The Compensation Committee and management reached out to investors, in some instances multiple times, prior to and following the 2022 Annual Meeting to ensure that any actionable feedback received could be better incorporated into Compensation Committee discussions and decisions for fiscal 2022 and beyond.

Throughout fiscal 2022, we had conversations with stockholders collectively representing 72% of non-affiliated outstanding shares about issues of importance to them, including executive compensation, corporate governance matters, our dual class structure, human capital, and our approach to environmental and social issues. Our engagement team included our Chief Financial Officer, our General Counsel, a representative from our Investor Relations group, a representative from our Human Resources group, and members of our Compensation Committee. The Compensation Committee Chair led the discussions with several of the Company’s largest stockholders.

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Compensation Discussion and Analysis  Executive Summary

The table below summarizes the input received from our stockholders during these meetings, and, informed by stockholder feedback, the results of the Company’s 2022 Say on Pay vote, and consultations with the Compensation Committee’s independent compensation advisor, how our Compensation Committee and the Board generally have addressed these matters.

What Stockholders Said:	Action We Took:

Executive Compensation:

Evaluate total executive compensation relative to peers.	Total compensation for Messrs. Miller, Beckwitt and Jaffe for fiscal 2022 was reduced approximately 11%, 12% and 12%, respectively, from total compensation for fiscal 2021.

Short-term cash incentive bonuses should be subject to a maximum annual payout cap set as a dollar amount, as opposed to the previously uncapped annual cash bonuses for fiscal 2021. The cash bonus is based on a percentage of Pretax Income, subject to a capital charge.

We added a cap to the annual cash bonus for Messrs. Miller, Beckwitt and Jaffe of $7.0 million, $6.0 million and $6.0 million, respectively.

Short-term cash incentives should be a lower percentage of total compensation, and long-term equity incentives should be a higher percentage of total compensation, as opposed to a 50/50 split, which was the split applied for fiscal 2021 for Messrs. Miller, Beckwitt and Jaffe. Stockholder suggested incentive pay mix: 30% cash / 70% equity.

With respect to Messrs. Miller, Beckwitt and Jaffe, during fiscal 2022, in connection with the decision to add a cap to, and therefore reduce, the 2022 annual cash bonus, and as part of the shift of the overall compensation mix towards equity, the incentive pay mix was adjusted mid-cycle to target approximately 20% cash and 80% equity.

The increased equity percentage provides even greater alignment with stockholders.

Long-term equity incentives should be more heavily weighted towards performance shares versus time-based shares, as opposed to a 50/50 split when granted at target, which was the split applied for fiscal 2021 for Messrs. Miller, Beckwitt and Jaffe. Stockholder suggested weighting: 40% time-based shares / 60% performance shares.

With respect to Messrs. Miller, Beckwitt and Jaffe, during fiscal 2022, the equity pay mix was adjusted mid-cycle to place more weighting on performance-based equity to achieve an approximately 65% performance-based and 35% time-based share mix. The increase in the performance share allocation provides even greater alignment with stockholders.

Performance shares target award payouts should only be provided in connection with outperformance versus peers, which provides a stronger link between executive pay and Company performance. Target should be greater than the 50th percentile relative to our peer group. The target for the fiscal 2021 grant for Messrs. Miller, Beckwitt and Jaffe was 50% relative to our peer group. Stockholder suggested target: 55th percentile.

The performance shares target award payouts for Messrs. Miller, Beckwitt and Jaffe were increased to the 60th percentile, which is a higher performance shares target than suggested by our stockholders. The increase in the performance target goals to the 60th percentile relative to those in our peer group further strengthened the alignment between executive pay and Company performance.

Governance:

The Nominating and Corporate Governance Committee Charter should provide that, prior to the nomination of a director for re-election, the Committee consider whether the director has adequate time availability considering the director’s other commitments.

This change was made to the Nominating and Corporate Governance Committee Charter.

The Proxy Statement should include an individual director skills matrix.	The matrix is included in this Proxy Statement.

Disclosure should be provided regarding our dual class structure, and the benefits to the Company and the stockholders of this structure.	This disclosure is included in the response to the stockholder proposal which requests elimination of our dual class structure.

Disclosure should be provided regarding Board diversity.	This disclosure is included in this Proxy Statement.

We Regularly Review the Compensation Program and Make Appropriate Changes

While we made substantial changes to our executive compensation program in fiscal 2022, we have regularly reviewed and made changes to our executive compensation program over the years. Below are changes we made to our equity compensation and cash bonus programs for Messrs. Miller, Beckwitt and Jaffe in the last five years.

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Compensation Discussion and Analysis  Executive Summary

Equity-Based Compensation

	Performance Measures	Performance Period	Variable financial performance objectives?	Approximate Equity Percentage of Total Direct Compensation
2022	Unchanged, but relative target performance moved from 50% to 60% as compared to our Peer Group	3 Years	Yes – unchanged	77%
2021	Unchanged	3 Years	Yes – unchanged	49%
2020	Unchanged	3 Years	Yes – unchanged	52%
2019	Same as 2018 plus Relative Total Stockholder Return	3 Years	Yes – unchanged	59%
2018	• Relative Gross Profit Percentage • Relative Return on Tangible Capital • Debt/EBITDA Multiple	3 Years	Yes for performance based shares. Other half of equity grant has service-based vesting	48%

Annual Incentive Cash Bonus

	Miller	Beckwitt	Jaffe
2022	0.58% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $7.0 million	0.51% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $6.0 million	0.51% of Pretax Income after a 7.3% capital charge – subject to a maximum payout cap of $6.0 million
2021	0.58% of Pretax Income after a 7.3% capital charge	0.51% of Pretax Income after a 7.3% capital charge	0.51% of Pretax Income after a 7.3% capital charge
2020	0.73% of Pretax Income after a 7.3% capital charge	0.63% of Pretax Income after a 7.3% capital charge	0.55% of Pretax Income after a 7.3% capital charge
2019	0.73% of Pretax Income after a 7.3% capital charge	0.63% of Pretax Income after a 7.3% capital charge	0.55% of Pretax Income after a 7.3% capital charge
2018	0.73% of Pretax Income after a 10.96% capital charge	0.63% of Pretax Income after a 10.96% capital charge	0.55% of Pretax Income after a 10.96% capital charge

The Compensation Committee has used its negative discretion to reduce this cash bonus twice in the last five years, reducing both the 2020 and 2018 cash bonuses of Messrs. Miller, Beckwitt and Jaffe. The Compensation Committee determined to pay a portion of the 2021 earned cash bonuses for Messrs. Miller, Beckwitt and Jaffe in stock rather than cash in order to increase the percentage of their total direct compensation that is equity based.

Base Salaries

In contrast to the regular changes we make to the at-risk portion of executive compensation, with respect to Messrs. Miller, Beckwitt and Jaffe, no changes have been made to their base compensation since 2003, 2010 and 2010, respectively.

Key Operating and Financial Highlights

KEY FINANCIAL METRICS

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Compensation Discussion and Analysis  Executive Summary

KEY OPERATING METRICS

KEY RETURN METRICS

	As of or for the Fiscal Year Ended November 30,					% Change
Stock Price and Other Data	2022	2021	2020	2019	2018	2022 v. 2021		2022 v. 2018

Common stock price (LEN A)	$87.83	$105.05	$75.86	$59.65	$42.73	(16%	)	106%

Common stock price (LEN B)	$72.61	$85.78	$60.70	$47.17	$34.56	(15%	)	110%

Total equity market capitalization (in millions)	$25,019	$31,785	$23,154	$18,475	$13,805	(21%	)	81%

Book value per share	$83.16	$69.52	$57.55	$50.49	$44.97	20%		85%

Diluted earnings per share	$15.72	$14.27	$7.85	$5.74	$5.44	10%		189%

Cash dividends paid per share	$1.50	$1.00	$0.63	$0.16	$0.16	50%		838%

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Compensation Discussion and Analysis  Our Compensation Practices

2022 Compensation Program

Our NEO compensation program currently has three forms of direct compensation: base salary, annual cash incentive awards, and equity-based incentive awards.

Element	Description	Primary Objectives

Base salary	Fixed cash payment	To attract and retain executives by offering salaries that are competitive with market opportunities and that recognize each executive’s position, role, responsibility, and experience.

Annual cash incentive award	Variable performance-based cash payment.	To motivate and reward the achievement of annual performance objectives.

Equity-based incentive award

Messrs. Miller, Beckwitt, Jaffe and McCall, and Ms. Bessette receive their grant as performance-based restricted stock and service-based restricted stock.

Mr. Sustana receives his grant entirely in service-based restricted stock.

To align executives’ interests with the interests of stockholders, motivate executives to maximize our long-term performance and stockholder returns, and promote executive retention.

We do not have a formal policy prescribing the allocation of total compensation among these various components. Our Compensation Committee believes the factors that determine compensation should vary with the executive’s role. For example, executives with more influence over our operating and financial performance should have a greater portion of their compensation dependent upon the achievement of performance objectives. By comparison, those named executive officers whose responsibilities are to establish and maintain strong corporate controls and regulatory compliance should have a larger percentage of their direct compensation from their base salary and from annual incentive awards based on factors like whether Lennar adheres to fundamental policies and procedures and avoids undue risk-taking.

The chart below shows how total direct compensation was allocated for each of our NEOs in fiscal 2022.

Our Compensation Practices

We designed our executive compensation program to:

•	attract, retain and motivate highly qualified and experienced executives;

•	recognize valuable individual performance and motivate executives to maximize Lennar’s short-term and long-term achievements;

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Compensation Discussion and Analysis  Roles and Responsibilities with Regard to Compensation

•	maintain flexibility to ensure that awards remain competitive within our peer group of homebuilders and Fortune 500 companies;

•	align the interests of our executives with those of our stockholders; and

•	promote adherence to good corporate governance and company policies and values.

We pursue these objectives while adhering to the governance practices and company policies discussed below.

We Tie Executive Compensation to Performance

We believe that one of the best ways to align the interests of our senior executives with those of our stockholders is to tie a significant portion of executive compensation to Lennar’s financial and operational performance. With respect to our Executive Chairman and each of our Co-CEOs—the three named executive officers whose responsibilities are to manage the growth of our business—this means that approximately 97% of total direct compensation (base salary, annual cash incentive awards, and equity awards) for fiscal 2022 was either awarded based on Lennar’s financial performance or was awarded in the form of equity. The performance-based equity awards will only be earned if Lennar achieves predetermined financial and operational goals over a three-year period. Annual cash incentive awards for these executives were calculated based on pretax income after a capital charge—the metric we believe most directly translates into stockholder value.

Annual cash incentive awards for our CFO, our EVP and our GC are based on Lennar’s performance as well as their individual performance in their respective areas of responsibility. Since the principal responsibilities for these executives include establishing and maintaining strong corporate controls and regulatory compliance, a smaller portion—approximately 86%—of their total direct compensation for fiscal 2022 was either performance-based or equity-based.

Team Compensation Philosophy

The compensation of Messrs. Miller, Beckwitt and Jaffe is a reflection of the importance of their carefully coordinated, team-based leadership approach to our overall success in creating value for stockholders. Their compensation is aligned in terms of structure and level in order to motivate and reward continued collaboration among the team. Messrs. Miller, Beckwitt and Jaffe each bring different talents to their work at Lennar, and, after having worked together for many years, interact flawlessly to produce excellent performance in stockholder returns.

We Maintain Strong Compensation Governance Policies

The compensation governance policies summarized below further align our executives’ interests with those of our stockholders.

Stock ownership guidelines. Each of our executive officers is required to own shares of our common stock with a value equal to a prescribed multiple of his or her base salary. All of the NEOs significantly exceed their minimum stock ownership requirements. For more information, see page 39.

No employment agreements. We do not have employment agreements, severance agreements, or change in control agreements with any of our NEOs or other executive officers. This gives the Compensation Committee flexibility to change the components of our executive compensation program in order to remain competitive in the market and address economic conditions.

Double-trigger vesting requirement. All equity grants are subject to a “double-trigger” requirement to accelerate vesting in the event of a change in control. For more information, see page 39.

Compensation Clawback Policy. Our compensation clawback policy would allow us to recover from NEOs and other associates (in certain circumstances) incentive-based compensation granted under our 2016 Equity Plan and 2016 Incentive Compensation Plan, as may be amended or restated from time to time (“2016 Incentive Compensation Plan”). For more information, see page 40.

Roles and Responsibilities with Regard to Compensation

Role of the Compensation Committee

Our Compensation Committee annually evaluates and approves the compensation for our executive officers, including all of the named executive officers. The Compensation Committee’s determinations regarding the compensation of our executive officers take into account a variety of factors. Among other things, the Compensation Committee looks at the compensation being paid by other homebuilders or companies with businesses similar to Lennar’s, and compensation being paid to other executives at Fortune 500 companies. The Compensation Committee also considers recommendations by our Executive Chairman and each of our Co-CEOs (except regarding themselves) and other members of our senior management and any other factors the Compensation Committee believes are appropriate.

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Compensation Discussion and Analysis  Use of Market Data

Under the 2016 Equity Plan, the Compensation Committee is authorized to delegate all or a part of its duties with respect to awards to management (excluding any awards made to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and awards issued to any person who was delegated authority to make awards). Under the Lennar Corporation 2016 Incentive Compensation Plan, the Compensation Committee is authorized to delegate all or a part of its duties with respect to bonuses under the plan to management.

Role of Management

Our Executive Chairman and each of our Co-CEOs provide written background and supporting materials for review at Compensation Committee meetings, and also attend those meetings at the Compensation Committee’s request. Typically, these executives attend all regularly-scheduled Compensation Committee meetings, but they are excused as appropriate, including for discussions regarding their own compensation. In addition, our Executive Chairman and each of our Co-CEOs provide information regarding, and make recommendations about, designs for (or changes to) our executive compensation programs. Finally, our Executive Chairman and each of our Co-CEOs provide the Compensation Committee with:

•	evaluations of each named executive officer, including themselves;

•	recommendations regarding base salary levels for the upcoming year for each named executive officer, other than themselves;

•	an evaluation of the extent to which each named executive officer met the applicable annual incentive plan target(s); and

•	recommendations regarding the aggregate value of the long-term incentive compensation that each named executive officer should receive.

Role of Compensation Consultants and Advisors

The Compensation Committee has the authority to engage the services of outside legal or other experts and advisors as it deems necessary and appropriate. As it has in the past, the Compensation Committee engaged F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm, in fiscal 2022 to assist with executive compensation matters. The Compensation Committee considered the work performed by FW Cook for the Company and determined no conflicts of interest exist and that FW Cook is independent from management.

Use of Market Data

We refer to compensation data regarding other publicly-traded homebuilding companies to analyze our compensation decisions in light of current market rates and practices, and to help ensure that our decisions are reasonable and competitive. In connection with setting fiscal 2022 compensation, the Compensation Committee reviewed summaries of information disclosed in public filings by the following publicly-traded homebuilders, which are listed with their exchange ticker symbols, that the Compensation Committee views as our peer group (the “Peer Group”):

Beazer Homes USA, Inc. (BZH)	Meritage Homes Corporation (MTH)	Toll Brothers, Inc. (TOL)

D.R. Horton, Inc. (DHI)	NVR, Inc. (NVR)	TRI Pointe Group, Inc. (TPH)

KB Home (KBH)	PulteGroup, Inc. (PHM)

M.D.C. Holdings, Inc. (MDC)	Taylor Morrison Home Corporation (TMHC)

Given that only one company in the Peer Group approaches Lennar in terms of revenue, profitability, and market capitalization, the Compensation Committee also reviewed information about compensation levels generally paid by other Fortune 500 companies. The Compensation Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of the Peer Group companies, the Fortune 500 companies, or any other peer group or survey. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, and long-term cash and equity-based incentives, to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

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Compensation Discussion and Analysis  2022 Compensation Decisions

2022 Compensation Decisions

Base Salaries

Why we pay base salaries. The Compensation Committee believes that competitive base salaries are an important element in attracting, retaining, and motivating our executives. In addition, the Compensation Committee believes that having a reasonable level of fixed compensation allows our executives to dedicate their undivided business attention to Lennar.

How base salaries are determined. The Compensation Committee considers a number of factors when setting base salaries for the NEOs, including:

•	level of experience and responsibility;

•	the scope and complexity of the role;

•	ability to contribute to our meeting annual operating objectives;

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our Peer Group; and

•	market changes and the economic and business conditions affecting Lennar at the time of the evaluation.

The Compensation Committee does not assign a specific weight to any individual factor or apply a formula for how an NEO’s base salary should compare to that of persons holding similar positions with members of our Peer Group.

2022 base salary decisions. The NEOs’ base salaries for fiscal 2022 are shown below.

Name	2022 Base Salary ($)	Change in Base Salary (%)
Stuart Miller	1,000,000	unchanged since 2003
Rick Beckwitt	800,000	unchanged since 2010
Jonathan M. Jaffe	800,000	unchanged since 2010
Diane Bessette	750,000	unchanged since 2018
Jeff McCall	750,000	unchanged since 2018
Mark Sustana	500,000	7.5% increase from prior year

Mr. Sustana’s base salary was increased by 7.5% to bring his base salary more in line with comparable market compensation.

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Compensation Discussion and Analysis  2022 Compensation Decisions

Annual Cash Incentive Compensation

Why we pay annual cash incentive compensation. The Compensation Committee believes that annual cash incentive compensation encourages executive officers to contribute to Lennar’s profitability. Our 2022 annual cash incentive awards were made under our 2016 Incentive Compensation Plan.

2022 Annual Cash Incentive Decisions

MESSRS. MILLER, BECKWITT AND JAFFE

The cash bonuses for Messrs. Miller, Beckwitt and Jaffe are based on percentages of our pretax income, which is net earnings attributable to Lennar plus/minus income tax expense/benefit (“Pretax Income”), after a capital charge equal to 7.3% of tangible capital and subject to a maximum payout cap. Pretax Income is calculated after eliminating goodwill charges, losses or expenses on early retirement of debt, impairment charges, and acquisition or deal costs related to the purchase or merger of a public company. Tangible capital is calculated as stockholders’ equity less intangible assets plus homebuilding debt. We believe that our executives’ pay should be linked to Lennar’s performance, and that linking the annual cash bonus to Pretax Income achieves this goal. For example, there have been years, such as fiscal 2008 and 2009 during the economic downturn, when these executives did not receive cash bonuses, and other years, such as more recent years, when Lennar has been profitable and the executives have received significant cash bonuses.

In February 2022, our Compensation Committee reviewed an analysis of the compensation Lennar paid to its senior executives compared with that paid by our Peer Group. This included an analysis of the fiscal 2021 compensation paid to Messrs. Miller, Beckwitt and Jaffe as compared with the compensation paid in fiscal 2020 and 2021 to the individuals in comparable positions at companies in our Peer Group and in the Fortune 500. Based on its review of the analysis, the results Lennar achieved during fiscal 2021, and the results Lennar was expected to achieve during fiscal 2022, the Compensation Committee decided to apply a formula for Messrs. Miller, Beckwitt and Jaffe that included cash incentive bonuses equal to 0.58%, 0.51%, and 0.51%, respectively, of Lennar’s fiscal 2022 Pretax Income, after a capital charge equal to 7.3% of tangible capital.

In November 2022, after a review and discussion of the 2022 executive compensation programs, informed by feedback received during extensive outreach to stockholders, the results of the Company’s 2022 advisory vote on executive compensation, and consultations with its independent compensation advisor, the Compensation Committee amended the 2022 cash bonus plans of Messrs. Miller, Beckwitt and Jaffe to provide for a cash bonus cap of $7.0 million, $6.0 million and $6.0 million, respectively.

Based on our fiscal 2022 Pretax Income of $6.1 billion, and after taking into account the $1.7 billion capital charge, Messrs. Miller, Beckwitt, and Jaffe would have been entitled to cash bonus payments of $25,532,025 , $22,450,574 and $22,450,574, respectively. However, since the cash bonus payments were subject to a cap, Messrs. Miller, Beckwitt, and Jaffe received cash bonus payments of $7.0 million, $6.0 million and $6.0 million, respectively.

MS. BESSETTE

Ms. Bessette had the opportunity to earn a cash bonus of up to 400% of her base salary, with 200% of the goal based on prescribed performance criteria, and the other 200% based on achievement of certain outperformance measures. The performance criteria and associated payout for the first piece of Ms. Bessette’s award are shown below.

Performance Levels/ Target Bonus Opportunity

Performance Criteria	Percent of Target Award (200% of Base Salary)	Threshold	% of Target
Individual performance(1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate governance, adherence to company policy and procedure, and internal audit evaluation(2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Total	100% of Target Award (200% of Base Salary)

(1)	Individual performance is based on an annual performance appraisal review.

(2)	Achievement determined by the Nominating and Corporate Governance Committee.

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Compensation Discussion and Analysis  2022 Compensation Decisions

In determining the score earned for Ms. Bessette’s individual performance, the Compensation Committee recognized the following achievements: overall contribution towards setting operational and financial strategies for our operations, communicating and implementing those strategies across the Company, and analyzing and monitoring the Company’s performance. In determining the score earned for corporate governance, adherence to company policy and procedure, and internal audit evaluation, the Nominating and Corporate Governance Committee recognized the following achievements: overall contribution to providing executive management oversight of the Company’s accounting, management reporting, internal audit, finance, investor relations, legal, financial planning, business analytics, treasury and tax functions. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative. Ms. Bessette was deemed to meet the “excellent” performance level with respect to both performance criteria, and received a cash bonus of 100% of her target award (200% of her base salary), or $1,500,000.

The second piece of Ms. Bessette’s award was based on the achievement of the following outperformance goals:

•	Be the leader for continued transformation in 2022 by:

•	Recreating the planning organization’s forecast process and deliverables;

•	Transforming and creating efficiencies within the treasury organization;

•	Transforming and creating efficiencies within the internal audit organization.

•	Maximize cash generation and allocate capital to create greater shareholder value;

•	Successful completion of spinoff of ancillary businesses.

The Compensation Committee determined that Ms. Bessette was entitled to an award equal to the additional 200% of her base salary, or $1,500,000, based on achievement of specified outperformance goals, including maximizing cash generation and creating increased efficiencies related to the Company’s treasury organization. Again, no specific weight was given to any particular factor in the evaluation, and no one factor was determinative. Accordingly, Ms. Bessette received a cash bonus payment of $3,000,000 under the incentive program.

MR. MCCALL

Mr. McCall had the opportunity to earn a cash bonus of up to 350% of his base salary. The performance criteria and associated payout are shown below.

Performance Criteria	Percent of Target Award	Performance Levels/Target Bonus Opportunity
		Threshold	% of Target
Departmental budget management(1)	Up to 90%	Good Very Good Excellent	50% 70% 90%
Associate development including, but not limited to establish management training program 2.0, launch company-wide pulse surveys and roll-out extended self-paced learning modules	Up to 130%	Good Very Good Excellent	80% 100% 130%
Leadership of strategic initiatives including identify and hire new leader for HR department and prepare company for the spin-off of the asset management business	Up to 130%	Good Very Good Excellent	80% 100% 130%
Total	100% of Target Award (350% of Base Salary)

(1)	Budget includes the sum of IT, HR and cybersecurity cost centers.

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Compensation Discussion and Analysis  2022 Compensation Decisions

The Compensation Committee determined that Mr. McCall achieved an “excellent” performance rating in all three performance categories and was therefore entitled to an award equal to the entire 350% of his base salary, or $2,625,000, based on achievement of specified performance goals, including the launch of company-wide pulse surveys, hiring a new leader for the human resources department and preparing the Company for the spin-off of the asset management business. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative.

MR. SUSTANA

Mr. Sustana had the opportunity to earn a cash bonus of up to 240% of his base salary, with 100% of the goal based on prescribed performance criteria, and the other 140% based on achievement of certain outperformance measures. The performance criteria and associated payout for the first piece of Mr. Sustana’s award are shown below.

Performance Levels/ Target Bonus Opportunity

Performance Criteria	Percent of Target Award	Threshold	% of Target
Individual performance(1)	Up to 60%	Good Very Good Excellent	20% 40% 60%
Corporate governance, company policy and procedure adherence, and internal audit evaluation(2)	Up to 40%	Good Very Good Excellent	10% 25% 40%
Total	100% of Target Award (100% of Base Salary)

(1)	Individual performance is based on an annual performance appraisal review.

(2)	Achievement determined by the Nominating and Corporate Governance Committee.

In determining the score earned for Mr. Sustana’s individual performance, the Compensation Committee recognized the following achievements: building and managing a highly effective legal team, provision of strategic legal counsel and support to business units to enable achievement of business goals and overall contribution to the Company’s solid performance during fiscal 2022. In determining the score earned for corporate governance, adherence to company policy and procedure, and internal audit evaluation, the Nominating and Corporate Governance Committee recognized the following achievements: overall contribution to control environment and creation and implementation of training systems resulting in positive internal audit results, leadership in response to legal and governance challenges during the year and overall contribution to continuing development of corporate governance programs and policies. No specific weight was given to any particular factor in the evaluations, and no one factor was determinative. Mr. Sustana was deemed to meet the “excellent” performance level with respect to both performance criteria, and received a cash bonus of 100% of his base salary, or $500,000.

The second piece of Mr. Sustana’s award was based on the achievement of the following outperformance goals:

•	Litigation Management;

•	Regulatory Compliance;

•	Oversight of Risk Management;

•	Oversight of Government Affairs; and

•	Successful Completion of Special Projects.

The Compensation Committee determined that Mr. Sustana was entitled to an award equal to an additional 140% of his base salary, or $700,000, based on achievement of specified outperformance goals, including successful litigation management, contribution towards achievement of regulatory compliance, oversight of risk management to mitigate risks on a cost-effective basis, management of government affairs to optimize opportunities in the environment in which the Company does business, and completion of special projects. Again, no specific weight was given to any particular factor in the evaluation, and no one factor was determinative. Accordingly, Mr. Sustana received a cash bonus payment totaling $1,200,000 under the cash incentive program.

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Compensation Discussion and Analysis  2022 Compensation Decisions

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee believes that a significant component of a senior executive’s compensation should be long-term incentive compensation in the form of equity in order to align the financial interests of our senior executives with those of our stockholders. The Compensation Committee believes that granting equity incentives to our senior executives in the form of restricted stock with deferred vesting:

motivates our senior management to maximize our long-term, as well as our short-term, performance;

helps us attract and motivate highly qualified and experienced executives; and

helps retain key personnel.

During 2022, our Compensation Committee reviewed the effect that our restricted stock grant program had on retention, and determined that the program has provided, and continues to provide, a strong retention incentive for senior executives. Moreover, the Compensation Committee determined that, because of the “stacking” effect, a program of annual long-term grants that vest in installments or after a multi-year performance period provides better associate retention benefits than an award that is fully vested on the grant date. Therefore, the Compensation Committee decided Lennar should continue making grants of restricted stock to senior executives.

How equity-based compensation was determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation and approves the dollar value of long-term equity awards that will be granted to each NEO under our 2016 Equity Plan.

The numbers of shares of restricted stock awarded to members of our senior management with regard to 2022 were based upon recommendations by Mr. Miller, Mr. Beckwitt, Mr. Jaffe and other members of senior management. In addition, our Compensation Committee engaged in a review of the total compensation our senior management had received over the last five years, the comparative compensation analysis described above, and the executives’ total potential compensation for fiscal 2022, and considered each executive’s responsibilities and expected contributions to Lennar. The Compensation Committee did not assign a specific weight to any individual factor, or consider any policy as to how the compensation should compare to that of employees performing similar functions for our Peer Group or other Fortune 500 companies.

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Compensation Discussion and Analysis  2022 Compensation Decisions

2022 Equity-Based Compensation Decisions

In February 2022, the Compensation Committee approved the awards shown below of restricted Class A common stock under the 2016 Equity Plan.

Executive	Service-based restricted stock value ($)(1)	Service-based restricted stock (#)(2)	Performance- based restricted stock value at target ($)(1) (3)	Performance- based restricted stock at target (#)
Stuart Miller	9,460,769	105,260	9,460,769	105,260
Rick Beckwitt	8,304,013	92,390	8,304,013	92,390
Jonathan M. Jaffe	8,304,013	92,390	8,304,013	92,390
Diane Bessette	1,125,298	12,520	1,125,298	12,520
Jeff McCall	875,431	9,740	875,431	9,740

(1)	Value is based on $89.88 per share, which was the closing price of Lennar’s Class A common stock on the grant date (February 28, 2022).

(2)	The shares of service-based restricted stock will vest in equal installments on each of February 14, 2023, February 14, 2024, and February 14, 2025.

(3)

If the threshold number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the performance-based awards would be $4,730,384 for Mr. Miller, $4,152,007 for Mr. Beckwitt, $4,152,007 for Mr. Jaffe, $562,649 for Ms. Bessette and $437,716 for Mr. McCall. If the maximum number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $18,921,538 for Mr. Miller, $16,608,026 for Mr. Beckwitt, $16,608,026 for Mr. Jaffe, $2,250,595 for Ms. Bessette and $1,750,862 for Mr. McCall.

In November 2022, after a review and discussion of the 2022 executive compensation programs, informed by feedback received during extensive outreach to stockholders, the results of the Company’s 2022 advisory vote on executive compensation, and consultations with its independent compensation advisor, the Compensation Committee made extensive changes to the 2022 compensation programs of Messrs. Miller, Beckwitt and Jaffe, which had the effect of reducing the overall quantum of pay by more than 10% each. These changes included a cap on the annual cash bonus, which reduced the cash payout by more than 70%, eliminating the practice of granting fully vested shares, and increasing the overall weighting of performance-based equity that has a three-year performance measurement and rigorous above-median targets.

As part of the transition to more equity-based and long-term performance-based pay in connection with the compensation program redesign, the Compensation Committee approved the awards shown below of restricted Class A common stock under the 2016 Equity Plan.

Executive	Performance- based restricted stock value at target ($)(1) (2)	Performance- based restricted stock at target (#)
Stuart Miller	7,578,456	89,064
Rick Beckwitt	6,591,922	77,470
Jonathan M. Jaffe	6,591,922	77,470

(1)	Value is based on $85.09 per share, which was the closing price of Lennar’s Class A common stock on the grant date (November 17, 2022).

(2)

If the threshold number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the performance-based awards would be $3,789,228 for Mr. Miller, $3,295,961 for Mr. Beckwitt, and $3,295,961 for Mr. Jaffe. If the maximum number of shares of performance-based restricted stock that potentially could be earned were used rather than the target number, the total grant date fair value of the awards would be $15,156,912 for Mr. Miller, $13,183,845 for Mr. Beckwitt and $13,183,845 for Mr. Jaffe.

The performance-based restricted stock awarded in both February 2022 and November 2022 was granted at target and will vest, if at all, only to the extent that specific performance goals are met with respect to the four equally-weighted metrics over the three-year performance period, which commenced on December 1, 2021 and ends on November 30, 2024. The Compensation Committee has assigned a threshold, target, and maximum performance goal to each of the metrics. If the threshold performance level for a particular metric is not achieved, no amount will be paid for that metric. Payouts for performance between threshold and target goals and between target and maximum goals will be calculated by linear interpolation. If the average weighting of the four performance metrics is below target, then only a portion of the shares granted at target will vest. If the average weighting of the four performance metrics is above target, then the target shares granted will vest and an additional number of shares will be issued to grantee. The performance goals for the four metrics were as follows:

Share Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Stockholder Return*	Debt/EBITDA Multiple
0%	<25th Percentile	<25th Percentile	<25th Percentile	>1.25
50% (threshold)	25th Percentile	25th Percentile	25th Percentile	1.00
100% (target)	60th Percentile	60th Percentile	60th Percentile	0.75
200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤0.50

*	Relative metrics are determined by reference to Lennar’s Peer Group.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  37

Compensation Discussion and Analysis  2019 Performance Shares – Results

The Compensation Committee selected these performance metrics because, as discussed below, they are effective long-term measures of performance, they align our executives’ interests with the interests of our stockholders, and they are important internal and external operating metrics.

Gross profit percentage is an industry standard that research analysts and investors use to gauge the strength of businesses like ours because it shows whether costs are being managed effectively. A high gross profit percentage target incentivizes our executives to maximize our sales prices, control sales incentives, and minimize costs of sales, which include the costs of land, labor, materials, and products used in building our homes. A relative gross profit percentage metric indicates whether Lennar is managing costs and sale prices more effectively than our peers.

Return on tangible capital encourages our executives to focus on our returns and the efficient use of our assets and resources, while also driving earnings. A relative return on tangible capital metric indicates whether Lennar is using assets and resources more efficiently than our peers. Return on tangible capital is calculated by dividing the Company’s net operating profit after tax by its tangible capital. Net operating profit after tax is calculated by taking the Company’s net income and adding back any after-tax interest expense and adjusting for tax items or other adjustments to the extent approved by the Compensation Committee. Tangible capital is defined as stockholders’ equity less intangible assets plus homebuilding debt.

Debt/EBITDA multiple encourages our executives to maximize cash flow and reduce our leverage. Debt is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s EBITDA for such period. EBITDA is earnings before interest, taxes, depreciation and amortization.

Total stockholder return is a measure that captures stock price appreciation plus dividends paid over a defined period, reflecting the total return to stockholders during that time. A relative total stockholder return metric indicates whether an investment in Lennar was better for our stockholders than an investment in our Peer Group would have been.

The threshold performance levels outlined above are designed to be reasonably achievable, yet uncertain under expected market and business conditions at the time of grant. Target performance levels are designed to require significant management effort to achieve, and maximum performance levels are designed to be measurably more difficult to achieve than target performance levels.

In February 2022, the Compensation Committee approved a grant to Mr. Sustana of 15,025 shares of Class A common stock that will vest in equal installments on each of February 14, 2023, February 14, 2024 and February 14, 2025. The stock had a grant date fair value of $1,350,447.

Effect of retirement on equity awards. Our 2016 Equity Plan provides that when an officer or associate retires, all restrictions on all restricted stock granted to that individual will immediately lapse and the restricted stock will no longer be subject to forfeiture. For this purpose, “retirement” is defined as a termination of service (other than for cause) on or after the date the grantee attains age 65 or on or after the date the grantee attains age 60 with 15 consecutive years of service with Lennar (“retirement-eligible”). Of our six NEOs, Messrs. Miller, Beckwitt, Jaffe and Sustana, and Ms. Bessette are retirement-eligible. If any of them were to retire, his or her service-based restricted stock would immediately vest. In addition, when a retirement-eligible executive is granted shares of restricted stock that are subject to service-based vesting, these grants are taxable events subject to withholding. With respect to the 2020, 2021 and 2022 grants of performance shares, if a retirement-eligible executive were to retire, he or she would receive the shares of performance-based restricted stock that he or she would have earned if he or she had remained employed for the entire performance period. The actual payout of shares would not occur until after the end of the performance period, at which time the Company’s performance during the performance period would be used to determine how many shares the grantee would receive. None of these NEOs has indicated any intention to retire.

2019 Performance Shares – Results

In 2019, Messrs. Miller, Beckwitt and Jaffe were granted target awards of 125,798, 111,706 and 98,092 shares, respectively, of performance-based restricted Class A common stock (“2019 Performance Shares”). The 2019 Performance Shares had a three-year performance period that ended on November 30, 2021. The number of 2019 Performance Shares that each grantee actually earned for the performance period was determined based on the level of achievement of the performance goals set forth in the table below.

Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Shareholder Return*	Debt/EBITDA Multiple
0%	<25th Percentile	<25th Percentile	<25th Percentile	> 4.20
50% (threshold)	25th Percentile	25th Percentile	25th Percentile	4.20
100% (target)	50th Percentile	50th Percentile	50th Percentile	2.60
200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤ 2.30

*	Relative metrics are determined by reference to Lennar’s Peer Group.

38  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Compensation Discussion and Analysis  Other Benefits

In February 2022, the Compensation Committee reviewed the achievement of the performance goals over the three-year performance period. The Company’s relative gross profit percentage, relative return on tangible capital, and relative total shareholder return over the applicable performance period, placed the Company’s final percentile rank achieved as compared to its peers at 93.4%, 68.9%, and 76.2%, respectively, which meant a final payout for each relative metric of 200.0%, 175.6% and 200%, respectively. Relative metrics are determined by reference to Lennar’s Peer Group: Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, M.D.C. Holdings, Inc., Meritage Homes Corporation, NVR, Inc., PulteGroup, Inc., Taylor Morrison, Toll Brothers, Inc. and TRI Pointe Homes. Hovnanian Enterprises, Inc.’s negative equity skewed the relative return on tangible capital component of the calculations, and the Compensation Committee determined to rank Hovnanian last in the calculation of relative return on tangible capital.

The Company’s debt/EBITDA multiple was 1.75, which meant a 200.0% payout for that metric. The average weighting of the four performance metrics resulted in a 193.9% payout. As a result, the total number of shares that each of Messrs. Miller, Beckwitt and Jaffe were entitled to receive was 243,922, 216,597 and 190,200 shares, respectively, of Class A common stock. Since Messrs. Miller, Beckwitt and Jaffe had already been issued 125,798, 111,706 and 98,092 shares, respectively, at target, those shares vested, and Messrs. Miller, Beckwitt and Jaffe were issued an additional 118,124, 104,891 and 92,108 shares, respectively, of Class A common stock.

In addition, Messrs. Miller, Beckwitt and Jaffe received accrued dividends on the 243,922, 216,597 and 190,200 shares, respectively, of Class A common stock over the three-year performance period.

Other Benefits

Our NEOs are eligible to receive a match on their 401(k) contributions up to $12,200 for 2022 and $13,200 for 2023, and to participate in our active associate health and welfare benefits plans, which are available to all full-time associates. Under our flexible benefits plans, all associates are entitled to medical, vision, dental, life insurance, and long-term disability coverage. We also provide certain of our executive officers with a car allowance. In 2022 the Company paid on behalf of each of Messrs. Miller and Beckwitt a $125,000 filing fee cost incurred in connection with each officer’s filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (“HSR Act”), the related $31,322 in legal fees for each officer and a $257,743 tax gross-up for each officer related to such payments. The HSR Act requires that at any time certain individuals hold more than a certain amount of value in our stock, those individuals generally must make a filing under the HSR Act unless an exception applies. The HSR Act filings were required because the dollar value of our shares held by Messrs. Miller and Beckwitt, respectively, exceeded thresholds established under the HSR Act due to stock price appreciation and the acquisition of our shares under the 2016 Equity Plan. Due to their positions as officers of the Company, Messrs. Miller and Beckwitt were not able to rely on the passive investor exemption contained in the HSR Act regulations. The Compensation Committee considered it appropriate to pay these expenses because they arose as a result of the operation of the Company’s equity compensation program.

Change in Control Effects

Our 2016 Equity Plan provides for accelerated vesting of outstanding equity awards if there is a change in control together with certain employment termination events (i.e., a “double trigger”). You can find a summary of potential payments arising from a change in control under the heading “Potential Payments Upon Termination after Change in Control” in the Executive Compensation section.

Other Compensation Practices

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines that set minimum equity ownership requirements for our executive officers. The guidelines are designed to align the interests of our executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under our stock ownership guidelines, an executive is expected to own, by a date not later than five years after being appointed to his or her position as an executive officer, shares of our common stock with a value equal to a multiple (shown below) of the executive’s annual base salary.

Until the required stock ownership level is achieved, an executive is required to retain at least 50% of the shares of restricted stock that become vested, other than shares sold to pay taxes resulting from the vesting. If the required level is not achieved within the five-year compliance period, an executive will be required to retain 100% of the restricted shares that become vested (other than shares sold to pay taxes resulting from the vesting) until the required level is achieved.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  39

Compensation Discussion and Analysis  Other Compensation Practices

As of January 31, 2023, all of our named executive officers had stock ownership levels well above their respective ownership requirements, as shown below.

MULTIPLE OF BASE SALARY AS OF JANUARY 31, 2023(1)

(1)

Stock ownership includes Class A common stock and Class B common stock beneficially owned by the officer, and includes service-based restricted stock. The fair market value of Lennar equity holdings for each participant is based on the average of the stock prices on the last day of each month for the trailing twelve months as of a specified annual date.

Compensation Clawback Policy

Our Board adopted a compensation clawback policy that allows us, under certain circumstances, to recover from associates incentive-based compensation granted under our 2016 Equity Plan, our 2016 Incentive Compensation Plan, and other incentive-based compensation that is approved, awarded, or granted on or after April 11, 2018. The Compensation Committee will, in all cases it deems appropriate, require reimbursement and/or cancellation of any incentive-based compensation when the following factors are present: (a) the award was predicated upon the achievement of specified financial results that were subsequently the subject of a material restatement, (b) in the Compensation Committee’s view, the restatement was the result of fraud, intentional misconduct or significant negligence that was a substantial contributing cause to the need for the material restatement, and (c) a lower award would have been made to the associates based upon the restated financial results.

Hedging and Pledging

Executive officers and directors are not permitted to enter into hedging arrangements with respect to shares of Lennar’s common stock. This prohibition on hedging does not apply to the Company’s other associates. Directors and executive officers may only pledge shares held in excess of each individual’s share ownership requirements as set forth in our stock ownership guidelines.

Non-Solicitation Agreement

In connection with receiving the annual cash bonus, each of our NEOs signs an agreement that, for twelve months following termination of his or her employment with Lennar, the NEO will not offer employment to any of our associates or anybody who had been an associate during the preceding three months, and will not encourage any of our associates to terminate employment with us.

Tax Implications of our Executive Compensation Program

Due to changes to the Internal Revenue Code enacted in 2017, we are not able to deduct compensation over $1.0 million paid to certain of our executive officers. The Compensation Committee will approve compensation that may not be deductible where it believes it is in our and our stockholders’ best interests to do so.

40  |  LENNAR CORPORATION  2023 PROXY STATEMENT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading

“Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Teri P. McClure, Chair
Amy Banse
Tig Gilliam
Sherrill W. Hudson

LENNAR CORPORATION  2023 PROXY STATEMENT  |  41

Summary Compensation Table

The following table presents certain summary information for the fiscal years ended November 30, 2022, 2021, and 2020, concerning compensation earned for services rendered in all capacities by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Stuart Miller	2022	1,000,000		26,499,994	7,000,000	427,100	34,927,094
Executive Chairman	2021	1,000,000	—	18,921,266	18,921,275	9,535	38,852,076
	2020	1,000,000	—	12,904,795	11,255,756	9,385	25,169,936
Rick Beckwitt	2022	800,000		23,199,948	6,000,000	447,100	30,447,048
Co-Chief Executive Officer	2021	800,000	—	16,607,806	16,607,876	29,535	34,045,217
and Co-President	2020	800,000	—	11,439,861	9,713,872	29,385	21,983,118
Jonathan M. Jaffe	2022	800,000		23,199,948	6,000,000	33,035	30,032,983
Co-Chief Executive Officer	2021	800,000	—	16,607,806	16,607,876	29,535	34,045,217
and Co-President	2020	800,000	—	10,042,266	8,480,365	29,385	19,352,016
Diane Bessette	2022	750,000	—	2,250,595	3,000,000	20,235	6,020,830
Vice President, Chief Financial	2021	750,000	750,000	2,000,407	2,025,000	16,735	5,542,142
Officer and Treasurer	2020	750,000	500,000	1,749,981	1,500,000	16,585	4,516,566
Jeff McCall	2022	750,000	—	1,750,862	2,625,000	13,035	5,138,897
Executive Vice President	2021	750,000	350,000	1,750,169	2,025,000	9,535	4,884,704
	2020	750,000	500,000	1,499,932	1,500,000	9,385	4,259,317
Mark Sustana	2022	500,000	—	1,350,447	1,200,000	13,035	3,063,482
Vice President, General Counsel	2021	465,000	150,000	1,190,205	1,023,000	9,535	2,837,740
and Secretary	2020	465,000	—	1,189,941	906,750	9,385	2,571,076

(1)

The amounts in this column do not reflect compensation actually received by the named executive officers, nor do they reflect the actual values that will be realized. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standard Update Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). For fiscal 2022, the amounts for Messrs. Miller, Beckwitt, Jaffe and McCall, and Ms. Bessette include the grant date fair value of the February 28, 2022 grant of service-based restricted stock and the grant date fair value of the target number of shares of performance-based restricted stock. The table below shows the total grant date fair values of the total stock awards granted on February 28, 2022 if the threshold number of shares of performance-based restricted stock, or the maximum number of shares of performance-based restricted stock that potentially could be earned were used instead of the target.

Name	Threshold ($)	Target ($)	Maximum ($)
Stuart Miller	14,191,153	18,921,538	28,382,306
Rick Beckwitt	12,456,020	16,608,026	24,912,040
Jonathan M. Jaffe	12,456,020	16,608,026	24,912,040
Diane Bessette	1,687,946	2,250,595	3,375,893
Jeff McCall	1,313,147	1,750,862	2,626,294

42  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Executive Compensation  Grants of Plan-Based Awards

In addition, the amounts in this column include a November 17, 2022 grant to Messrs. Miller, Beckwitt and Jaffe of shares of performance-based restricted stock at target with a value of $7,578,456, $6,591,922 and $6,591,922, respectively, which was granted to increase the percentage of performance-based restricted stock relative to the total equity grant. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 1 to our financial statements in our Form 10-K for the year ended November 30, 2022, filed with the SEC. The table below shows the total grant date fair values of the stock awards granted on November 17, 2022 if the threshold number of shares of performance-based restricted stock, or the maximum number of shares of performance-based restricted stock that potentially could be earned were used instead of the target.

Name	Threshold ($)	Target ($)	Maximum ($)
Stuart Miller	3,789,228	7,578,456	15,156,912
Rick Beckwitt	3,295,961	6,591,922	13,183,845
Jonathan M. Jaffe	3,295,961	6,591,922	13,183,845

(2)

The amounts reported in this column reflect cash incentive compensation earned under our incentive compensation program on the basis of performance in fiscal 2022, 2021, and 2020. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they are earned.

(3)	All other compensation consists of the following:

Name	Year	Car Allowance / Lease Payments ($)	401(k) Match ($)	Term Life Insurance ($)	Long-Term Disability Insurance ($)	HSR Filing Fees, Legal Costs and Tax Gross Up* ($)	Total All Other Compensation ($)
Stuart Miller	2022	—	12,200	574	261	414,065	427,100
Rick Beckwitt	2022	20,000	12,200	574	261	414,065	447,100
Jonathan M. Jaffe	2022	20,000	12,200	574	261	—	33,035
Diane Bessette	2022	7,200	12,200	574	261	—	20,235
Jeff McCall	2022	—	12,200	574	261	—	13,035
Mark Sustana	2022	—	12,200	574	261	—	13,035

*

With respect to Messrs. Miller and Beckwitt, we paid for the $125,000 filing fee cost incurred in connection with each officer’s filing under the HSR Act, the related $31,322 in legal fees for each officer and a $257,743 tax gross-up for each officer. The HSR Act requires that at any time certain individuals hold more than a certain amount of value in our stock, those individuals generally must make a filing under the HSR Act unless an exception applies. The HSR Act filings were required because the dollar value of our shares held by Messrs. Miller and Beckwitt, respectively, exceeded thresholds established under the HSR Act due to stock price appreciation and the acquisition of our shares under the 2016 Equity Plan. Due to their positions as officers of the Company, Messrs. Miller and Beckwitt were not able to rely on the passive investor exemption contained in the HSR Act regulations. The Compensation Committee considered it appropriate to pay these expenses because they arose as a result of the operation of the Company’s equity compensation program.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers with regard to fiscal 2022. The cash awards were granted under Lennar’s 2016 Incentive Compensation Plan and the equity awards were granted under Lennar’s 2016 Equity Plan.

			Estimated possible payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(5) (6)			All other stock awards: number of shares of stock (#)(5)		Grant date fair value of stock awards ($)
Name	Type of award	Grant date	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

Stuart Miller	AIC	—	—		7,000,000	(1)	—	—	—	—		—

	PS/RS	2/28/22	—		—		52,630	105,260	210,520	105,260	(7)	18,921,538	(8)
	PS	11/17/22	—		—		44,532	89,064	178,128	—		7,578,456	(9)

Rick Beckwitt	AIC	—	—		6,000,000	(1)	—	—	—	—		—

	PS/RS	2/28/22	—		—		46,195	92,390	184,780	92,390	(7)	16,608,026	(8)
	PS	11/17/22	—		—		38,735	77,470	154,940	—		6,591,922	(9)

Jonathan M. Jaffe	AIC	—	—		6,000,000	(1)	—	—	—	—		—

	PS/RS	2/28/22	—		—		46,195	92,390	184,780	92,390	(7)	16,608,026	(8)
	PS	11/17/22	—		—		38,735	77,470	154,940	—		6,591,922	(9)

Diane Bessette	AIC	—	1,500,000	(2)	3,000,000	(2)	—	—	—	—		—
	PS/RS	2/28/22	—		—		6,260	12,520	25,040	12,520	(7)	2,250,595	(8)

Jeff McCall	AIC	—	2,625,000	(3)	—		—	—	—	—		—
	PS/RS	2/28/22	—		—		4,870	9,740	19,480	9,740	(7)	1,750,862	(8)

Mark Sustana	AIC	—	700,000	(4)	1,200,000	(4)	—	—	—	—		—
	RS	2/28/22	—		—		—	—	—	15,025	(7)	1,350,447

AIC -	Annual Cash Incentive Compensation

LENNAR CORPORATION  2023 PROXY STATEMENT  |  43

Executive Compensation  Grants of Plan-Based Awards

PS -	Performance-Based Restricted Shares, shares of restricted stock earned, if at all, based on achievement of performance goals over a three-year performance period

RS -	Service-Based Restricted Shares, shares of restricted stock that vest in equal annual installments over three years

(1)

Amounts in the Maximum column reflect the amounts of annual cash incentive compensation actually paid. Pursuant to the terms of their award agreements, Messrs. Miller, Beckwitt, and Jaffe could receive 0.58%, 0.51% and 0.51%, respectively, of Lennar’s fiscal 2022 Pretax Income after a 7.3% capital charge on tangible capital, and subject to a cash bonus cap of $7,000,000, $6,000,000 and $6,000,000, respectively. Based on our fiscal 2022 Pretax Income, and after taking into account the capital charge and the cash bonus cap, Messrs. Miller, Beckwitt, and Jaffe were entitled to cash bonus payments of $7,000,000, $6,000,000 and $6,000,000, respectively. For further discussion, please see the “Compensation Discussion and Analysis” section of this proxy statement. These cash bonus amounts, which were paid in the first quarter of fiscal 2023, are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold and no target.

(2)

Ms. Bessette had the opportunity to earn a target award of up to 200% of base salary based on specified performance criteria, and to receive an additional cash bonus of up to 200% of the target award based on our achievement of outperformance goals. The amount paid to Ms. Bessette with regard to fiscal 2022 was $3,000,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(3)

Mr. McCall had the opportunity to earn a target award of up to 350% of base salary based on specified performance criteria. The amount paid to Mr. McCall with regard to fiscal 2022 was $2,625,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold or maximum.

(4)

Mr. Sustana had the opportunity to earn a target award of up to 100% of base salary based on specified performance criteria, and to receive an additional cash bonus of up to 140% of the target award based on our achievement of outperformance goals. The amount paid to Mr. Sustana with regard to fiscal 2022 was $1,200,000 and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. There was no threshold.

(5)

Until the performance conditions have been met with respect to the performance shares, dividends on the performance shares are accrued but not paid. Performance shares may still be voted during the performance period. If the performance conditions are met, the named executive officer is paid the accrued dividends. If the performance conditions are not met and the shares are forfeited, the accrued dividends also are forfeited. For restricted stock without performance conditions, the named executive officer is entitled to the dividends on, and can vote, unvested shares.

(6)

The performance-based restricted stock will vest, if at all, only to the extent Lennar meets specific performance goals with respect to relative gross profit percentage, relative return on tangible capital, relative total stockholder return, and debt/EBITDA multiple over a three-year performance period. For each performance goal, there is a threshold, target, and maximum performance level.

(7)

The shares of restricted stock granted to the NEO will vest in three equal annual installments on each of February 14, 2023, February 14, 2024, and February 14, 2025. The 105,260 shares granted to Mr. Miller, the 92,390 shares granted to Mr. Beckwitt, the 92,390 shares granted to Mr. Jaffe, the 12,520 shares granted to Ms. Bessette and the 15,025 shares granted to Mr. Sustana include 41,420; 36,356; 36,356; 4,927; and 5,913 shares of Class A common stock, respectively, that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(8)

The amounts for Messrs. Miller, Beckwitt, Jaffe and McCall, and Ms. Bessette include the grant date fair value of the February 28, 2022 grant of service-based restricted stock and the grant date fair value of the target number of shares of performance-based restricted stock. The table below shows the total grant date fair values of the awards granted on February 28, 2022 if the threshold or maximum number of shares of performance-based restricted stock that potentially could be earned were used instead.

Name	Threshold ($)	Target ($)	Maximum ($)
Stuart Miller	14,191,153	18,921,538	28,382,306
Rick Beckwitt	12,456,020	16,608,026	24,912,040
Jonathan M. Jaffe	12,456,020	16,608,026	24,912,040
Diane Bessette	1,687,946	2,250,595	3,375,893
Jeff McCall	1,313,147	1,750,862	2,626,294

(9)

The amounts for Messrs. Miller, Beckwitt and Jaffe include the grant date fair value of the November 17, 2022 grant date fair value of the target number of shares of performance-based restricted stock. The table below shows the total grant date fair values of the awards granted on November 17, 2022 if the threshold or maximum number of shares of performance-based restricted stock that potentially could be earned were used instead.

Name	Threshold ($)	Target ($)	Maximum ($)
Stuart Miller	3,789,228	7,578,456	15,156,912
Rick Beckwitt	3,295,961	6,591,922	13,183,845
Jonathan M. Jaffe	3,295,961	6,591,922	13,183,845

44  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Executive Compensation  Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity awards of Class A common stock held by each named executive officer at our fiscal year ended November 30, 2022. Each grant of an equity award is shown separately for each named executive officer.

Name	Stock Award Grant Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)

Stuart Miller	2/28/2020	21,619	(3)	1,898,797	213,868	(6)	18,784,026
	2/26/2021	31,577	(4)	2,773,408	156,194		13,718,519
	2/28/2022	63,840	(5)	5,607,067	210,520		18,489,972
	11/17/2022	—		—	178,128		15,644,982
		117,036		10,279,272	758,710		66,637,499

Rick Beckwitt	2/28/2020	19,164	(3)	1,683,174	189,590	(6)	16,651,690
	2/26/2021	27,621	(4)	2,425,952	136,624		11,999,686
	2/28/2022	56,034	(5)	4,921,466	184,780		16,229,227
	11/17/2022	—		—	154,940		13,608,380
		102,819		9,030,593	665,934		58,488,983

Jonathan M. Jaffe	2/28/2020	13,986	(3)	1,228,390	166,428	(6)	14,617,371
	2/26/2021	22,962	(4)	2,016,752	136,624		11,999,686
	2/28/2022	56,034	(5)	4,921,466	184,780		16,229,227
	11/17/2022	—		—	154,940		13,608,380
		92,982		8,166,609	642,772		56,454,665

Diane Bessette	2/28/2020	2,932	(3)	257,518	29,002	(6)	2,547,246
	2/26/2021	4,874	(4)	428,083	24,110		2,117,581
	2/28/2022	7,593	(5)	666,893	25,040		2,199,263
		15,399		1,352,494	78,152		6,864,090

Jeff McCall	2/28/2020	4,143	(3)	363,880	24,858	(6)	2,183,278
	2/26/2021	7,032	(4)	617,621	21,094		1,852,686
	2/28/2022	9,740	(5)	855,464	19,480		1,710,928
		20,915		1,836,964	65,432		5,746,893

Mark Sustana	2/28/2020	4,026	(3)	353,604	—		—
	2/26/2021	5,800	(4)	509,414	—		—
	2/28/2022	9,112	(5)	800,307	—		—
		18,938		1,663,325	—		—

(1)	Based on stock price of $87.83 for the Class A common stock, which was the closing price of the stock on November 30, 2022.

(2)

These shares are subject to performance-based vesting conditions measured over a three-year performance period and vest on the date on which the Compensation Committee certifies the achievement of the relevant performance goals following the completion of the applicable three-year performance period. For the performance-based shares granted on February 28, 2020 (the “2020 Grant”), the three-year performance period commenced on December 1, 2019 and ended on November 30, 2022. For the performance-based shares granted on February 26, 2021 (the “2021 Grant”), the three-year performance period commenced on December 1, 2020 and ends on November 30, 2023. For the performance-based shares granted on February 28, 2022 and November 17, 2022 (together, the “2022 Grant”), the three-year performance period commenced on December 1, 2021 and ends on November 30, 2024. The performance shares were granted at target and appear in the table based on achieving maximum performance goals.

(3)

The restricted stock vested on February 14, 2023. Mr. Miller’s, Mr. Beckwitt’s, Mr. Jaffe’s, Ms. Bessette’s and Mr. Sustana’s 21,619; 19,164; 13,986; 2,932; and 4,026 shares of Class A common stock, respectively, do not include the 14,027; 12,435; 13,753; 1,902; and 2,612 shares of Class A common stock, respectively, that were surrendered to satisfy withholding obligations. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(4)

The restricted stock will vest in two equal installments on February 14, 2023, and February 14, 2024. Mr. Miller’s, Mr. Beckwitt’s, Mr. Jaffe’s, Ms. Bessette’s and Mr. Sustana’s 31,577; 27,621; 22,962; 4,874; and 5,800 shares of Class A common stock, respectively, do not include 20,488; 17,920; 22,580; 3,162; and 3,764 shares of Class A common stock, respectively, that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock.

(5)

The restricted stock will vest in three equal installments on February 14, 2023, February 14, 2024, and February 14, 2025. Mr. Miller’s, Mr. Beckwitt’s, Mr. Jaffe’s, Ms. Bessette’s and Mr. Sustana’s 63,840; 56,034; 56,034; 7,593; and 9,112 shares of Class A common stock, respectively, do not include the 41,420; 36,356; 36,356; 4,927; and 5,913 shares of Class A common stock, respectively, that were surrendered to satisfy withholding obligations.

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Executive Compensation  Option Exercises and Stock Vested

(6)

For the 2020 Grant, the three-year performance period ended on November 30, 2022, but those awards remained outstanding and unvested as of November 30, 2022 because the peer group performance information necessary to determine the Company’s relative performance with respect to certain metrics are not fully available until February 2023, and then the shares earned need to be certified by the Compensation Committee. The Compensation Committee is expected to certify the performance results and vesting on February 28, 2023.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of restricted Class A common stock and the value realized on such vesting on an aggregated basis during the fiscal year ended November 30, 2022, for each of the named executive officers. None of our named executive officers have stock options relating to our Class A or Class B common stock.

	Stock Awards
Name	Number of Class A Shares Vesting (#)(1)	Value Realized on Vesting ($)(2)
Stuart Miller	402,764	37,271,499
Rick Beckwitt	357,044	33,038,258
Jonathan M. Jaffe	322,249	29,904,921
Diane Bessette	19,221	1,575,414
Jeff McCall	16,299	1,338,357
Mark Sustana	19,644	1,673,424

(1)

Of these amounts, shares of Class A common stock were withheld to cover tax withholding obligations as follows: Mr. Miller, 157,149 shares; Mr. Beckwitt, 139,161 shares; Mr. Jaffe, 133,995 shares; Ms. Bessette, 7,564 shares; Mr. McCall, 7,222 shares; and Mr. Sustana, 7,730 shares. With respect to Mr. Miller, Mr. Beckwitt, Mr. Jaffe, Ms. Bessette and Mr. Sustana, Lennar withheld the shares when he or she became retirement-eligible under our 2016 Equity Plan, or if later, when they were granted to him or her. For a discussion of our 2016 Equity Plan’s retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(2)

Calculated based on the closing price of Class A common stock on the applicable vesting dates: January 12, 2022: $107.94, February 14, 2022: $90.59, February 28, 2022: $89.88 and July 1, 2022: $74.60 (the trading date prior to the vesting date, since July 2, 2022 was not a business day).

Potential Payments upon Termination after Change in Control

Our named executive officers do not have employment agreements. Consequently, the only potential payments and benefits they would receive upon a change in control would be the accelerated vesting of their restricted stock. Pursuant to the 2016 Equity Plan, unvested restricted stock will vest if there is a Change in Control (as defined in the 2016 Equity Plan) and, within twenty-four months after the Change in Control, (i) Lennar terminates the employment of the executive without Cause, or (ii) the executive terminates employment with Lennar for Good Reason (as such capitalized terms are defined below). The value of accelerated vesting if a hypothetical Change in Control and qualifying termination had occurred on November 30, 2022, is set forth in the table below:

Name	Value of Acceleration as of November 30, 2022 ($)(1)
Stuart Miller	43,598,022(2)(3)
Rick Beckwitt	38,275,084(2)(3)
Jonathan M. Jaffe	36,393,941(2)(3)
Diane Bessette	4,784,539(2)(3)
Jeff McCall	4,710,411(3)
Mark Sustana	1,663,325(2)

(1)

The value of the accelerated restricted stock is the product of the closing price of Lennar’s Class A common stock on November 30, 2022 ($87.83) and the number of shares of unvested Class A restricted stock as of November 30, 2022.

(2)

With respect to Mr. Miller, Mr. Beckwitt, Mr. Jaffe, Ms. Bessette and Mr. Sustana, the amount does not include the value of shares that were surrendered to satisfy a withholding obligation due to the grant of the restricted stock. For a discussion of our equity plans’ retirement provisions and related withholding obligations, see “Compensation Discussion and Analysis—Equity-Based Compensation.”

(3)

Includes 379,355; 332,967; 321,386; 39,076; and 32,716 shares of Class A common stock that were granted to Mr. Miller, Mr. Beckwitt, Mr. Jaffe, Ms. Bessette and Mr. McCall, respectively, at target and are subject to performance-based vesting conditions.

46  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Executive Compensation  Potential Payments upon Termination after Change in Control

The definitions of “Change in Control,” “Cause” and “Good Reason” pursuant to the 2016 Equity Plan are below.

“Change in Control” means (i) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (as that term is defined for purposes of Section 13(d) of the Exchange Act), other than a transaction with a majority-owned subsidiary of ours or a transaction in which the common stock that is outstanding immediately before the transaction constitutes, or entitles the holders to receive, a majority of the shares of the purchaser that are outstanding immediately after the transaction; (ii) the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of Lennar; (iii) the acquisition by any person or group (other than one or more of the wife, or lineal descendants of the late Leonard Miller, or trusts or entities of which they own a majority of the beneficial interests) of beneficial ownership (determined as provided in the rules under Section 13 of the Exchange Act) of more than 50% in voting power of the outstanding common stock; or (iv) a majority of the members of the Board being persons who were not Directors on the effective date of the 2016 Equity Plan and whose election, or nomination for election, was not approved by a vote of at least a majority of the members of the Board of Directors who either were members of the Board on the effective date of the plan or whose election, or nomination for election, to the Board was approved by such a majority.

“Cause” means, unless otherwise provided in the participant’s award agreement, the participant’s: (i) engaging in willful or gross misconduct or willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of Lennar or its subsidiaries or its affiliates; (iii) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving Lennar or its subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) material breach of his or her employment agreement (if any) with Lennar or its subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately his or her assigned duties; (vii) commission of an illegal act detrimental to Lennar or its subsidiaries or its affiliates; (viii) repeated failure to devote substantially all of his or her business time and efforts to Lennar if required by the terms of an employment agreement; or (ix) violation of any Lennar rule or policy that states that violations may result in termination of employment. If at any time the participant is subject to an effective employment agreement with Lennar, then, in lieu of the foregoing definition, “Cause” will have the meaning with respect to that participant as may be specified in such employment agreement.

“Good Reason” means, with respect to a participant who is an employee of Lennar or one or more of its subsidiaries, (i) a reduction in the participant’s base salary (other than a reduction of not greater than 10% that applies to all executives of a comparable level); (ii) a reduction in the participant’s target cash annual incentive opportunity; (iii) a material reduction in the aggregate value of the participant’s benefits under applicable employee benefit plans, programs and policies; (iv) a material diminution in the participant’s reporting relationship, title or responsibilities; or (v) a requirement by Lennar or its subsidiary to which the participant does not consent that the participant move the principal place of business at or from which the participant works by more than 50 miles, if such relocation results in an increase in the participant’s daily commute by more than 10 miles each way.

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Executive Compensation  CEO Pay Ratio

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of each of our Co-CEOs, Rick Beckwitt and Jonathan Jaffe, to that of our median associate.

To determine the median of the annual total compensation of all our associates (other than our Co-CEOs), we selected November 30, 2022, the last day of our fiscal year, as the determination date for identifying the median associate.

For purposes of identifying the median compensation, we considered the W-2 wages of all full-time, part time, seasonal and temporary associates of Lennar Corporation and its consolidated subsidiaries during the twelve-month period ended November 30, 2022. We analyzed the W-2 wages of all associates, whether employed on a full-time, part-time, or temporary basis as of November 30, 2022. We annualized the wages of permanent full or part-time associates who started after the beginning of the fiscal year. Using this methodology, we determined that the associate who received the median total compensation (excluding our Co-CEOs) was a Construction Manager. That associate received total compensation of $104,556 for the year ended November 30, 2022, calculated in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, which includes base pay, cash bonus, and Lennar’s matching contribution to the associate’s 401(k) plan. This calculation is the same calculation used to determine total compensation for purposes of the 2022 Summary Compensation Table with respect to each of the named executive officers.

Mr. Beckwitt’s annual total compensation as reported in the 2022 Summary Compensation Table was $30,447,048. Accordingly, for 2022, the ratio of Mr. Beckwitt’s compensation to the compensation of the median associate was 291 to 1.

Mr. Jaffe’s annual total compensation as reported in the 2022 Summary Compensation Table was $30,032,983. Accordingly, for 2022, the ratio of Mr. Jaffe’s compensation to the compensation of the median associate was 287 to 1.

Because of the complexity of determining the median of the annual compensation of all our associates, the pay ratio disclosure presented above is an estimate, but we believe that estimate is reasonable. Because the SEC rules for identifying the median associate and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, the pay ratio we disclose may not be comparable to the pay ratios reported by some other companies.

48  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires us to provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, on whether the advisory vote on executive compensation should occur every one year, two years or three years. You have the option to vote for any of the three options, or to abstain from casting a vote.

The Board believes that a frequency of “every one year” for the vote on executive compensation is the best approach for Lennar. Since 2011, Lennar has been providing its stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers. We believe that an annual vote cycle allows stockholders to provide, on a regular basis, input on our compensation program design.

The vote that is the subject of this Proposal will not be binding upon us or upon our Board. Accordingly, even if a majority of the votes cast by our stockholders are cast in favor of having votes on executive officer compensation be less frequent than every one year, our Board will not necessarily cause us to reduce the frequency of those votes. Nonetheless, if the vote on how frequently the stockholders should vote on executive compensation indicates a clear stockholder preference for voting less frequently than every one year, the Board would consider that in deciding whether to change its decision to have a vote on executive officer compensation every one year.

RESOLVED, that the stockholders of Lennar determine, on a non-binding, advisory basis, that the frequency with which the stockholders of Lennar shall have a non-binding, advisory vote on the compensation of Lennar’s named executive officers should be:

Choice 1—every three years;

Choice 2—every two years;

Choice 3—every one year; or

Choice 4—abstain from voting.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  49

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“D&T”) to continue to serve as our independent registered public accounting firm for the fiscal year ended November 30, 2022, and the Board has directed that management submit this appointment for ratification by the stockholders at the Annual Meeting. D&T has been Lennar’s independent public accounting firm since 1994.

Neither Lennar’s By-Laws nor any other governing documents or law require stockholder ratification of the selection of Lennar’s independent registered public accounting firm. However, the Board believes that seeking stockholder ratification of this appointment is good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain D&T. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Lennar and its stockholders.

We expect a representative of D&T to attend the Annual Meeting. The representative will have an opportunity to make a statement and also will be available to respond to appropriate questions.

Fees Paid to D&T

The fees billed by D&T, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for various types of professional services and related expenses during the years ended November 30, 2022, and 2021, were as follows:

	Years ended November 30,
Services Provided	2022	2021
Audit Fees(1)	$4,157,000	$4,282,000
Audit-Related Fees(2)	2,000	2,000
Tax Fees(3)	54,000	395,000
Total	$4,213,000	$4,679,000

(1)

These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K), (ii) reviews of our quarterly financial statements (Forms 10-Q) and (iii) carve-out audit work in fiscal 2022 and fiscal 2021 related to our proposed spin-off which amounted to fees of $567,000 and $751,000, respectively.

(2)

These professional services included fees associated with (i) assistance in understanding and applying financial accounting and reporting standards, (ii) accounting assistance with regard to proposed transactions, and (iii) consents to the registration statements we filed with the SEC.

(3)	These professional services include fees associated with tax planning, tax compliance services, and tax return preparation.

50  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Proposal 4: Ratification of Independent Registered Public Accountants  Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Pre-Approval Policies and Procedures for Audit and Permitted

Non-Audit Services

The Audit Committee has established policies and procedures requiring that it pre-approve all audit and non-audit services to be provided to Lennar by the independent registered public accounting firm. Under the policy, the Audit Committee pre-approves all services obtained from our independent auditor by category of service, including a review of specific services to be performed and the potential impact of such services on auditor independence. To facilitate the process, the policy delegates authority to one or more of the Audit Committee’s members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by D&T during fiscal year 2022.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  51

Management has the primary responsibility for producing Lennar’s financial statements and for implementing the financial reporting process, including Lennar’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Lennar’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include assisting the Board of Directors in its oversight of Lennar’s financial statements. In fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements for the year ended November 30, 2022, with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

During the course of fiscal 2022, management undertook the testing and evaluation of Lennar’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in Lennar’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022, that has been filed with the SEC, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to that firm’s audits of: (i) the consolidated financial statements and schedule thereto, and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Lennar’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2023.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No.16, Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committee Concerning Independence,” and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the fact that Deloitte provides audit-related and other non-audit services to Lennar is compatible with maintaining that firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of Lennar’s financial statements in accordance with the standards of the PCAOB and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and management that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended November 30, 2022, that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and management that the audited financial statements be so included, the Audit Committee was not opining on the accuracy, completeness, or presentation of the information contained in the audited financial statements.

The Audit Committee

Sherrill W. Hudson, Chair

Tig Gilliam

Armando Olivera

Jeffrey Sonnenfeld

52  |  LENNAR CORPORATION  2023 PROXY STATEMENT

We received the following stockholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden has represented that he will meet SEC Rule 14a-8 requirements, including the requirement that he will continually own the required market value of our stock until after the date of the Annual Meeting. We have copied the text of the proposal (including title, the graphic and stockholder-supplied emphasis) and the stockholder’s supporting statement as it was provided to us by the stockholder. Following the proposal we provide the Board’s recommendation to vote “AGAINST” the proposal.

Proposal 5— Equal Voting Rights for Each Share

Shareholders request that our Board take the steps necessary to eventually enable all of our company’s outstanding stock to have an equal one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with current and future shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal topic won 45% support at the 2021 Lennar annual shareholder meeting. This likely represented greater than 60% support from non-insider shares.

With the current 10-votes per share for insider shares, the Board does not take its oversight role seriously

The following directors were each rejected by 10% of shares in 2022 in spite of hefty support from insider shares having 10-votes per share:

Theron Gilliam

Sherrill Hudson

Teri McClure

And Jeffrey Sonnenfeld, Governance Committee Chair, was rejected by 16% of shares.

Adoption of this proposal could incentivize Board refreshment of these long-tenured directors:

Sidney Lapidus	Age 84, 18-years tenure
Sherrill Hudson	Age 79, 15-years tenure
Steven Gerard	Age 76, 23-years tenure

With the new for 2023 universal proxy cards it will be at least be less difficult to vote these directors out of office.

Adoption of this proposal could incentivize a better executive pay structure which was rejected by 33% of shares when a 5% rejection is often the norm.

Dual-class stocks tend to create an inferior class of shareholders and hand over power to a select few, who are then allowed to pass the financial risk onto others. With few constraints placed upon them, managers holding super-class stock can spin out of control. Families and senior managers can entrench themselves into the operations of the company, regardless of their abilities and performance. Dual-class structures may allow management to make bad decisions with few consequences.

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Proposal 5: Equal Voting Rights for Each Share

Hollinger International was a sad example of the negative effects of dual-class shares. Former CEO Conrad Black controlled all of the company’s class-B shares, which gave him 73% of the voting power with only 30% of the equity. He ran the company as if he were the sole owner, exacting huge management fees, consulting payments and personal dividends. Hollinger’s board of directors was filled with Black’s friends who were unlikely to forcefully oppose his authority.

Holders of publicly traded shares of Hollinger had almost no power to have any influence in terms of executive pay, mergers and acquisitions, board composition or poison pills. Hollinger’s financial and share performance suffered under Black’s control.

The Council of Institutional Investors (CII) recommends a 7-year phase-out of dual class share offerings. The International Corporate Governance Network supports CII’s recommendation to require a time-based sunset clause for dual class shares to revert to a traditional one-share/one-vote structure in no more than 7-years.

Please vote yes:

Equal Voting Rights for Each Share—Proposal 5

Board’s Statement in Opposition to Stockholder Proposal

Mr. Chevedden has made this proposal several times before. Our Board continues to oppose the proposal. We note for the record that one of the directors whose tenure Mr. Chevedden feels is too long left our Board months before the date of his proposal.

The only material difference between our two classes of common stock is that the Class A common stock has one vote per share while the Class B common stock has ten votes per share. This dual class voting structure has twice been approved by our stockholders—once in 1987 when they initially authorized us to issue multiple voting Class B common stock, and again in 2003 when they approved an increase in the number of shares of Class B common stock we could issue and changes to the terms of the Class B common stock that enabled it to be listed on the New York Stock Exchange. When the dual class structure was adopted thirty-five years ago, our Board believed we would benefit from it, and our Board continues to believe we will benefit from it.

Among other things, we believe that our dual class stock structure has provided us protection against activists who try to compel companies to take steps that are expected to result in short term stock price increases but are likely to have negative long term effects on such companies. Our ability to focus on long term growth has enabled us to increase our stockholders equity by 206.0% over our most recently ended five fiscal years and to generate a compounded total return for our stockholders during that period of more than 7.9% per year.

We are not aware of any basis for Mr. Chevedden’s assertion that our Board does not take its oversight role seriously. Members of our Board actively engage with large holders of both classes of our stock regarding their questions, issues and concerns.

Anecdotal evidence of poor governance or mismanagement at companies with dual class structures has little probative value, since many similar issues arise at companies with a single class of stock. A recent article by David Berger in the Harvard Law School Forum on Corporate Governance concludes that “Simply put, whether a company has a single class structure or dual class stock does not correlate with better governance, more ethical corporate behavior or even better corporate performance.”

Our Board continues to recommend a vote against this proposal.

54  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Security Ownership of Officers and Directors

The following table shows beneficial ownership information as of February 15, 2023, for (1) each of our current directors, (2) each of our “named executive officers” who are listed in the Summary Compensation Table, and (3) all of our current directors and executive officers as a group. As of February 15, 2023, we had 252,465,888 shares of Class A common stock and 35,707,560 shares of Class B common stock outstanding.

	Class A Common Stock		Class B Common Stock
Name	Number of Shares Beneficially Owned(1)	Percent Of Class	Number of Shares Beneficially Owned(2)	Percent Of Class
Amy Banse	4,880	*	0	*
Rick Beckwitt	1,901,930	*	21,848	*
Diane Bessette	268,020	*	7,091	*
Tig Gilliam	31,099	*	432	*
Sherrill W. Hudson	32,569	*	5,650	*
Jonathan M. Jaffe	862,880	*	25,217	*
Sidney Lapidus	139,228	*	43,347	*
Jeff McCall	142,327	*	2,883	*
Teri McClure	24,660	*	275	*
Stuart Miller(3)	1,928,896	*	21,861,445	61.2%
Armando Olivera	16,186	*	142	*
Jeffrey Sonnenfeld	39,046	*	591	*
Mark Sustana	46,279	*	3,514	*
All current directors and executive officers as a group (14 persons)(4)	5,477,101	2.2%	21,975,973	61.5%

*	Less than 1% of outstanding shares.

The address of each person named in this table is c/o Lennar Corporation, 5505 Blue Lagoon Drive, Miami, Florida 33126. To the best of our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them.

(1)

Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 37,382 shares held in family trusts, of which 31,382 shares Mr. Beckwitt has voting and investment power but no pecuniary interest; Mr. Jaffe, 1,571 shares held in an ESOP, and 173,591 shares held by the Jaffe Family Foundation; Mr. McCall, 93,528 shares held in a family limited liability company; and Mr. Miller, 19,745 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Miller, 974,005 shares; and Mr. Sustana, 27,341 shares.

(2)

Includes shares held through a trust or an ESOP, as follows: Mr. Beckwitt, 347 shares held in family trusts, of which Mr. Beckwitt has voting and investment power but no pecuniary interest with regard to 227 shares; Mr. Jaffe, 198 shares held in an ESOP, and 1,866 shares held by the Jaffe Family Foundation; Mr. McCall, 2,883 shares held in a family limited liability company; and Mr. Miller, 2,484 shares held in an ESOP. Includes shares pledged as collateral for borrowings as follows: Mr. Miller, 121,322 shares; and Mr. Sustana, 3,514 shares.

(3)

Of the shares reflected in the table, Mr. Miller has shared voting and investment power, and no pecuniary interest, with respect to 83,285 shares of Class A common and 105,507 shares of Class B common stock, which are held in a charitable family foundation. In addition, of the shares reflected in the table, Mr. Miller has sole voting and investment power, and no pecuniary interest, with respect to 306,155 shares of Class A common stock and 2,994 shares of Class B common stock, which are held in a charitable foundation. Additionally, of the shares reflected in the table, Mr. Miller has sole voting and investment power with respect to 14,476 shares of Class A common stock and 531,810 shares of Class B common stock held in a charitable fund. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together own 21,097,327 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares.

(4)	Includes 39,101 shares of Class A common stock and 3,538 shares of Class B common stock held by one executive officer who is not an NEO.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  55

Security Ownership  Security Ownership of Principal Stockholders

Each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to ten votes. As of February 15, 2023, Mr. Miller had the power to cast 220,543,346 votes (which is 36.2% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock), and all of our directors and executive officers as a group had the power to cast 225,236,831 votes (which is 37.0% of the combined votes that could be cast by all the holders of Class A common stock and Class B common stock).

Security Ownership of Principal Stockholders

The following table shows stock ownership information as of February 15, 2023, with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To the best of our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Title of Class	Amount and Nature of Beneficial Ownership		Percent Of Class(1)

Stuart Miller 5505 Blue Lagoon Drive Miami, FL 33126	Class B Common Stock	21,861,445	(2)	61.2%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	Class B Common Stock	2,665,074	(3)	7.5%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A Common Stock	28,212,757	(4)	11.2%

Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	Class A Common Stock	25,779,919	(5)	10.2%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Class A Common Stock	20,105,068	(6)	8.0%

Wellington Management Group, LLP 280 Congress Street Boston, MA 02210	Class A Common Stock	14,837,758	(7)	5.9%

Aristotle Capital Management, LLC 11100 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025	Class A Common Stock	13,699,782	(8)	5.4%

(1)	Percent of Class is determined based on the total issued and outstanding shares of the applicable class on February 15, 2023.

(2)

Of the shares reflected in the table, Mr. Miller has shared voting and investment power, and no pecuniary interest, with respect to 105,507 shares of Class B common stock, which are held in a charitable family foundation. In addition, of the shares reflected in the table, Mr. Miller has sole voting and investment power, and no pecuniary interest, with respect to 2,994 shares of Class B common stock, which are held in a charitable foundation. Additionally, of the shares reflected in the table, Mr. Miller has sole voting and investment power with respect to 531,810 shares of Class B common stock held in a charitable fund. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold substantial limited partner interests in two partnerships (Mr. Miller, his brother and his sister also directly own minor limited partnership interests in the two partnerships) that together own 21,097,327 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships, and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares.

(3)

Based on Amendment No. 15 to the stockholder’s Schedule 13D filed on November 2, 2020 (i) The Gabelli Funds, LLC has sole voting and dispositive power with respect to 1,538,181 shares, (ii) GAMCO Asset Management Inc. has sole voting power with respect to 761,568 shares and sole dispositive power with respect to 779,974 shares, (iii) Gabelli & Company Investment Advisers, Inc. has sole voting and dispositive power with respect to 107,431 shares, (iv) GGCP, Inc. has sole voting and dispositive power with respect to 36,000 shares, (v) Associated Capital Group, Inc. has sole voting and dispositive power with respect to 4,228 shares, (vi) MJG Associates, Inc. has sole voting power and sole dispositive power with respect to 195,260 shares and (vi) Mario J. Gabelli, the controlling stockholder, Chief Executive Officer and a director of GGCP Inc. and Chairman and Chief Executive Officer of GBL, has sole voting and dispositive power with respect to 4,000 shares.

(4)

Based on Amendment No. 10 to the stockholder’s Schedule 13G filed on February 9, 2023. The stockholder has shared voting power with respect to 369,005 shares, sole dispositive power with respect to 27,182,751 shares, and shared dispositive power with respect to 1,030,006 shares.

(5)	Based on the stockholder’s Schedule 13G filed on January 10, 2023. The stockholder has sole voting power with respect to 25,779,919 shares.

(6)

Based on Amendment No. 14 to the stockholder’s Schedule 13G filed on February 3, 2023. The stockholder has sole voting power with respect to 18,562,496 shares and sole dispositive power with respect to 20,105,068 shares.

56  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Security Ownership  Security Ownership of Principal Stockholders

(7)

Based on the stockholder’s Schedule 13G filed on February 6, 2023. Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each has shared voting power with respect to 13,987,244 shares and shared dispositive power with respect to 14,837,758 shares. Wellington Management Company LLP has shared voting power with respect to 13,553,196 shares and shared dispositive power with respect to 13,979,305 shares.

(8)

Based on Amendment No. 1 to the stockholder’s Schedule 13G filed on February 14, 2023. The stockholder has sole voting power with respect to 12,125,479 shares and sole dispositive power with respect to 13,699,782 shares.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  57

No

Why did I receive this proxy statement?

You are receiving this proxy statement because you beneficially own shares of Lennar Class A or Class B common stock (or both) that entitle you to vote at the 2023 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend the meeting.

Who can attend the Annual Meeting?

The Annual Meeting will be held virtually. Only stockholders and our invited guests can attend the virtual Annual Meeting. If you are eligible, you can attend. To attend the meeting at www.virtualshareholdermeeting.com/LEN2023, you must enter the control number on your Notice of Proxy Materials, proxy card or voting instruction form. The virtual meeting room will open at 10:45 a.m. Eastern Time. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.

We encourage you to log in to the website and access the webcast early, beginning approximately 15 minutes before the Annual Meeting start time. If you experience technical difficulties, please contact the technical support telephone number posted on the virtual stockholder meeting log in page.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the virtual Annual Meeting, or even to vote at the meeting. If you vote in advance and then attend the meeting, you do not need to vote again at the meeting unless you want to change your vote with regard to a matter.

How many votes may I cast?

For each matter presented at the meeting, you are entitled to one vote for each share of our Class A common stock, and ten votes for each share of our Class B common stock, that you owned at the close of business on February 15, 2023, the record date. On the record date, 252,465,888 shares of our Class A common stock and 35,707,560 shares of our Class B common stock were outstanding and are entitled to be voted at the meeting. Holders of our Class A common stock and Class B common stock have different voting rights, but vote together as a single class.

What constitutes a quorum for the Annual Meeting?

We must have a quorum of stockholders present to conduct business at the Annual Meeting. Under our By-laws, a majority in voting power, and not less than one-third in number, of the shares of Class A common stock and Class B common stock entitled to vote, represented in person or by proxy, will constitute a quorum. All shares represented by proxy, even if marked as abstentions, will be included in the calculation of the number of shares considered to be present for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Am I a stockholder of record or a beneficial owner?

If your shares are registered directly in your name with Lennar’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (known as a “nominee”), you are considered the “beneficial owner” of these shares even though you are not the stockholder of record. As the beneficial owner, you have the right to direct how your shares will be voted. Your nominee will give you instructions for voting by telephone or online or, if you specifically request a copy of printed proxy materials, you may use a proxy card or instruction card provided by your nominee.

58  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Other Matters

How do I vote?

If you are a stockholder of record, you may vote:

•	online before the meeting;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	online at the meeting.

Detailed instructions for Internet voting are set forth in the Notice Regarding the Availability of Proxy Materials (“Notice of Proxy Materials”), which also contains instructions on how to access our proxy statement and annual report online.

If you are a beneficial owner, you must follow your nominee’s voting procedures.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan, who will vote your shares as you instruct. If the trustee does not receive your instructions by the prescribed date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as it votes the shares in our 401(k) plan for which voting instructions are received.

May stockholders ask questions at the meeting?

Yes. Representatives of Lennar will answer stockholders’ questions of general interest at the end of the meeting and questions may also be submitted in advance. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/LEN2023.

What proposals will be presented and what is the required vote?

At the Annual Meeting you will be asked to vote on five proposals. Your options, and the voting requirements, are set forth below. The Board recommends you vote FOR each nominee in Proposal 1, FOR our executive compensation in Proposal 2, FOR approval of every One Year in Proposal 3, FOR ratification of our selection of independent auditors in Proposal 4, and AGAINST Equal Voting Rights for Each Share in Proposal 5.

Proposal	Voting options	Vote required to adopt the proposal	Effect of abstentions	Can brokers vote without instructions?	Effect of “broker non-votes”*

1. To elect ten directors to serve until the 2023 Annual Meeting of Stockholders.	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No	No effect

2. To approve, on an advisory basis, the compensation of our named executive officers.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

3. To approve, on an advisory basis, the frequency of the stockholder vote on the compensation of our named executive officers.	For every One, Two or Three Years, or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2023.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	Yes	Not applicable

5. To vote on a stockholder proposal regarding our dual-class common stock voting structure, which we refer to as Equal Voting Rights for Each Share.	For, against or abstain	A majority of the votes cast with respect to the proposal	No effect	No	No effect

*	See “What if I am a beneficial owner and I do not give my nominee voting instructions?”

We will also consider any other business that may come before the meeting in a manner that is proper under Delaware law and our By-Laws.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  59

Other Matters

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any matter that will be presented for action at the Annual Meeting. If any additional matters are presented and you have granted a proxy, the individuals named as proxy holders—Stuart Miller, Diane Bessette, and Mark Sustana, or any of them—will be able to vote your shares in their discretion on those additional matters.

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” all of the director nominees, “FOR” proposals 2, 3 and 4, and “AGAINST” proposal 5.

What if I am a beneficial owner and I do not give my nominee voting instructions?

If you are a beneficial owner, your nominee has only limited discretionary authority to vote without your instructions. For Lennar’s forthcoming annual meeting, your nominee would only be able to vote your shares with respect to Proposal 4, the ratification of auditors, without your instruction. A “broker non-vote” occurs when a nominee does not vote a beneficial owner’s shares on a particular item because the nominee does not have discretionary voting authority for that item and did not receive voting instructions. Broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum, but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

What if I abstain on a proposal?

If you sign and return your proxy or voting instruction marked “abstain” with regard to any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Can I change my vote after I have delivered my proxy?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. You also may revoke your proxy by delivering a later-dated proxy. If you are a beneficial owner, you must contact your nominee to change your vote or obtain a proxy to vote your shares at the meeting.

Why didn’t I receive a printed proxy statement?

We have elected to furnish proxy materials to most of our stockholders online. We believe using electronic delivery rather than printing and mailing full sets of proxy materials will expedite your receipt of these materials while lowering costs and reducing the environmental impact of the Annual Meeting. We mailed the Notice of Proxy Materials containing instructions on how to access our proxy statement and annual report online on or about March 1, 2023. If you would like to receive printed copies of the proxy materials, the Notice of Proxy Materials explains how to do so.

If you want a printed copy of our fiscal 2022 Form 10-K as filed with the SEC, including the financial statements and schedule included in it, we are happy to provide one. Please send your request to Lennar Corporation, 5505 Blue Lagoon Drive, Miami, Florida 33126, Attention: Investor Relations. In addition, that report is available, free of charge, through the Investor Relations—Financials section of our website at www.lennar.com.

I live with other Lennar stockholders. Why did we only receive one Notice Regarding the Availability of Proxy Materials?

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Proxy Materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.

60  |  LENNAR CORPORATION  2023 PROXY STATEMENT

Other Matters

If you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of future Notices of Proxy Materials for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43006 Providence, RI 02940-3006, or by telephone: in the U.S., (800) 733-5001; outside the U.S., (781) 575-2879).

If you and other stockholders in your home wish to receive separate copies of the Notice of Proxy Materials in the future, please contact Computershare as indicated above.

Beneficial stockholders can request information about householding from their nominees.

Where can I find the voting results of the Annual Meeting?

We will announce the results with respect to each proposal voted upon at the Annual Meeting, and publish final detailed voting results in a Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

Who should I call with questions?

If you have questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact: Lennar Corporation, 5505 Blue Lagoon Drive, Miami, Florida 33126, Attention: Investor Relations, Telephone: (305) 485-4129.

What if I want to present a proposal or nominate a candidate for the Board of Directors for the 2024 Annual Meeting?

Proposals and director nominations must be sent to Lennar’s Secretary at 5505 Blue Lagoon Drive, Miami, FL 33126 USA, and e-mailed to Lennar’s Secretary at feedback@lennar.com. If you want your proposal considered for inclusion in Lennar’s proxy statement for the 2024 Annual Meeting of Stockholders, we must receive it by November 2, 2023.

Pursuant to our By-Laws, Lennar must receive advance notice of any stockholder proposal, including any stockholder nomination of candidates for election to the Board, to be submitted at the 2024 Annual Meeting of Stockholders that is not presented for inclusion in our proxy statement. We must receive such notice between the close of business on December 14, 2023, and the close of business on January 12, 2024. Our By-Laws and our NCG Committee charter set forth the information that is required in a written notice of a stockholder proposal. In addition to satisfying the foregoing advance notice requirements under our By-Laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 12, 2024.

Where can I find a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders of record as of the record date will be available for examination by stockholders on the meeting website during the meeting.

Who is paying for this proxy solicitation?

We will pay all expenses relating to this proxy solicitation. Our officers, directors, and associates may solicit proxies by telephone or personal interview without extra compensation for that activity. We will reimburse banks, brokers, and other nominees for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining proxies from those owners.

LENNAR CORPORATION  2023 PROXY STATEMENT  |  61

Lennar builds new homes in 26 states across the country

Everywhere we build:

Alabama
Coastal Alabama
Huntsville

Arizona
Phoenix
Tucson

California
Central California
Inland Empire
L.A. / Orange County
Palm Springs / Coachella
Sacramento
San Diego
San Francisco / Bay Area

Colorado
Denver

Delaware
Greater Philadelphia Area
Sussex County

Florida
Ft. Lauderdale
Jacksonville / St. Augustine
Miami
Naples / Ft. Myers
Ocala
Orlando
Palm Beach
Pensacola
Perdido Key
Sarasota / Manatee
Space Coast / Melbourne
Tampa
Treasure Coast

Georgia
Atlanta
Savannah

Idaho
Boise
Inland Northwest

Illinois
Chicago

Indiana
Indianapolis
Northwest Indiana

Maryland
Central Maryland
Eastern Shore
MD / D.C. Metro
Southern Maryland

Minnesota
Minneapolis / St. Paul

Nevada
Las Vegas
Reno

New Jersey
New Jersey

North Carolina
Charlotte
Greensboro
Raleigh
Wilmington

Oklahoma
Oklahoma City

Oregon
Central Oregon
Portland
Willamette Valley

Pennsylvania
Adams County
Greater Philadelphia Area
York County

South Carolina
Charleston
Charlotte
Columbia
Greenville
Hilton Head / Bluffton
Myrtle Beach

Tennessee
Nashville

Texas
Austin / Central Texas
Corpus Christi
Dallas / Ft. Worth
Houston
San Antonio

Utah
Salt Lake City

Virginia
Richmond Area
VA / D.C. Metro
Williamsburg

Washington
Inland Northwest
Seattle
Vancouver

West Virginia
Berkeley County
Jefferson County

Wisconsin
Madison

LENNAR CORPORATION ATTN: LEGAL DEPARTMENT 5505 BLUE LAGOON DRIVE MIAMI, FL 33126 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 11, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 9, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/LEN2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 11, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 9, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D96102-P86316 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LENNAR CORPORATION The Board of Directors recommends you vote FOR each of the following: 1. Elect 10 directors to serve until the 2024 Annual Meeting of Stockholders. Nominees: For Against Abstain 1a. Amy Banse 1b. Rick Beckwitt 1c. Tig Gilliam 1d. Sherrill W. Hudson 1e. Jonathan M. Jaffe 1f. Sidney Lapidus 1g. Teri P. McClure 1h. Stuart Miller 1i. Armando Olivera 1j. Jeffrey Sonnenfeld The Board of Directors recommends you vote FOR For Against Abstain proposal 2, 1 Year on proposal 3 and FOR proposal 4: 2. Approval, on an advisory basis, of the compensation of our named executive officers. 1 Year 2 Years 3 Years Abstain 3. Approval, on an advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers. For Against Abstain 4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending November 30, 2023. The Board of Directors recommends you vote AGAINST For Against Abstain proposal 5: 5. Vote on a stockholder proposal regarding the elimination of our dual-class common stock voting structure. NOTE: Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D96103-P86316 LENNAR CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LENNAR CORPORATION ANNUAL MEETING OF STOCKHOLDERS ON APRIL 12, 2023 The undersigned appoint(s) Stuart Miller, Diane Bessette and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorize(s) them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN-B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 12, 2023, virtually at www.virtualshareholdermeeting.com/LEN2023 and any adjournment or postponement of that meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTOR NOMINEES, FOR PROPOSAL 2, 1 YEAR ON PROPOSAL 3, FOR PROPOSAL 4, AGAINST PROPOSAL 5 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE